Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Board of Directors and Shareholders

The Rouse Company:

We have audited the accompanying consolidated balance sheets of The Rouse Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules of Valuation and Qualifying Accounts and Real Estate and Accumulated Depreciation. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Rouse Company and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in note 1(c) to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in 2002.

/s/ KPMG LLP

Baltimore, Maryland

February 25, 2004 except for notes 1, 2, 4, 7, 9, 10, 11, 12, 16, 17, 18 and 20, which are as of November 9, 2004.

The Rouse Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

(in thousands, except share data)

	2003	2002
Assets:
Property and property-related deferred costs:
Operating properties:
Property	$5,351,748	$5,710,945
Less accumulated depreciation	897,277	896,963
	4,454,471	4,813,982

Deferred costs	238,122	201,959
Less accumulated amortization	94,424	84,713
	143,698	117,246
Net operating properties	4,598,169	4,931,228

Properties in development	167,073	176,214
Properties held for sale	138,823	—
Investment land and land held for development and sale	414,666	321,744
Total property and property-related deferred costs	5,318,731	5,429,186

Investments in unconsolidated real estate ventures	628,305	422,735
Advances to unconsolidated real estate ventures	19,562	19,670
Prepaid expenses, receivables under finance leases and other assets	479,409	391,897
Accounts and notes receivable	53,694	56,927
Investments in marketable securities	22,313	32,103
Cash and cash equivalents	117,230	41,633
Total assets	$6,639,244	$6,394,151

Liabilities:
Debt:
Property debt not carrying a Parent Company guarantee of repayment	$2,768,288	$3,271,437
Debt secured by properties held for sale	110,935	—
Parent Company debt and debt carrying a Parent Company guarantee of repayment:
Property debt	179,150	158,258
Other debt	1,386,119	1,011,782
	1,565,269	1,170,040
Total debt	4,444,492	4,441,477

Accounts payable and accrued expenses	179,530	216,647
Other liabilities	611,042	487,603

Parent Company-obligated mandatorily redeemable preferred securities of a trust holding solely Parent Company subordinated debt securities	79,216	136,340

Shareholders’ equity:
Series B Convertible Preferred stock with a liquidation preference of $202,500	41	41
Common stock of 1¢ par value per share; 250,000,000 shares authorized; issued 91,759,723 shares in 2003 and 86,909,700 shares in 2002	918	869
Additional paid-in capital	1,346,890	1,234,848
Accumulated deficit	(10,991)	(109,740)
Accumulated other comprehensive income (loss):
Minimum pension liability adjustment	(4,628)	(3,665)
Unrealized net losses on derivatives designated as cash flow hedges	(7,266)	(10,269)
Total shareholders’ equity	1,324,964	1,112,084
Total liabilities and shareholders’ equity	$6,639,244	$6,394,151

The accompanying notes are an integral part of these statements.

The Rouse Company and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

Years ended December 31, 2003, 2002 and 2001

(in thousands, except per share data)

	2003	2002	2001
Revenues:
Rents from tenants	$757,332	$647,394	$516,281
Land sales	284,840	238,341	218,179
Other	53,980	54,411	57,504
Total revenues	1,096,152	940,146	791,964

Operating expenses, exclusive of provision for bad debts, depreciation and amortization:
Operating properties	(317,307)	(277,708)	(234,643)
Land sales operations	(167,538)	(154,809)	(140,260)
Other	(60,509)	(58,311)	(35,005)
Total operating expenses, exclusive of provision for bad debts, depreciation and amortization	(545,354)	(490,828)	(409,908)
Interest expense	(221,619)	(209,064)	(181,119)
Provision for bad debts	(11,257)	(6,935)	(6,383)
Depreciation and amortization	(171,183)	(129,305)	(100,182)
Other income (loss), net	9,339	2,137	(209)
Other provisions and losses, net	(24,531)	(24,082)	(816)
Impairment losses on operating properties	—	—	(374)
Earnings before income taxes, equity in earnings of unconsolidated real estate ventures, net gains (losses) on dispositions of interests in operating properties, discontinued operations and cumulative effect of change in accounting principle	131,547	82,069	92,973
Income taxes, primarily deferred	(42,598)	(29,151)	(26,752)
Equity in earnings of unconsolidated real estate ventures	31,421	33,259	32,561
Earnings before net gains (losses) on dispositions of interests in operating properties, discontinued operations and cumulative effect of change in accounting principle	120,370	86,177	98,782

Net gains (losses) on dispositions of interests in operating properties	26,632	48,946	(58)

Earnings from continuing operations	147,002	135,123	98,724
Discontinued operations	113,587	4,728	12,393
Cumulative effect at January 1, 2001 of change in accounting for derivative instruments and hedging activities	—	—	(411)
Net earnings	260,589	139,851	110,706
Other items of comprehensive income (loss):
Minimum pension liability adjustment	(963)	(750)	(9)
Unrealized gains (losses) on derivatives designated as cash flow hedges	3,003	(6,883)	(3,386)

Comprehensive income	$262,629	$132,218	$107,311

Net earnings applicable to common shareholders	$248,439	$127,701	$98,556

Earnings per share of common stock
Basic:
Continuing operations	$1.52	$1.44	$1.25
Discontinued operations	1.28	.05	.18
Cumulative effect of change in accounting principle	—	—	(.01)
Total	$2.80	$1.49	$1.42

Diluted:
Continuing operations	$1.48	$1.42	$1.23
Discontinued operations	1.25	.05	.18
Cumulative effect of change in accounting principle	—	—	(.01)
Total	$2.73	$1.47	$1.40

The accompanying notes are an integral part of these statements.

The Rouse Company and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2003, 2002 and 2001

(in thousands, except per share data)

	Series B Preferred stock	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total

Balance at December 31, 2000	$41	$679	$735,669	$(103,015)	$(2,906)	$630,468

Net earnings	—	—	—	110,706	—	110,706
Other comprehensive income (loss)	—	—	—	—	(3,395)	(3,395)
Dividends declared:
Common stock–$1.42 per share	—	—	—	(97,966)	—	(97,966)
Preferred stock–$3.00 per share	—	—	—	(12,150)	—	(12,150)
Purchases of common stock	—	(11)	(28,188)	—	—	(28,199)
Common stock issued pursuant to Contingent Stock Agreement	—	16	40,804	—	—	40,820
Proceeds from exercise of stock options	—	9	8,863	—	—	8,872
Common stock issued in acquisition of voting interests in majority financial interest ventures	—	1	3,499	—	—	3,500
Lapses of restrictions on common stock awards	—	—	2,704	—	—	2,704

Balance at December 31, 2001	41	694	763,351	(102,425)	(6,301)	655,360

Net earnings	—	—	—	139,851	—	139,851
Other comprehensive income (loss)	—	—	—	—	(7,633)	(7,633)
Dividends declared:
Common stock–$1.56 per share	—	—	—	(135,016)	—	(135,016)
Preferred stock–$3.00 per share	—	—	—	(12,150)	—	(12,150)
Purchases of common stock	—	(7)	(21,181)	—	—	(21,188)
Common stock issued pursuant to Contingent Stock Agreement	—	6	19,350	—	—	19,356
Proceeds from exercise of stock options	—	9	14,339	—	—	14,348
Other common stock issuances	—	167	456,180	—	—	456,347
Lapses of restrictions on common stock awards	—	—	2,809	—	—	2,809

Balance at December 31, 2002	41	869	1,234,848	(109,740)	(13,934)	1,112,084

Net earnings	—	—	—	260,589	—	260,589
Other comprehensive income (loss)	—	—	—	—	2,040	2,040
Dividends declared:
Common stock–$1.68 per share	—	—	—	(149,690)	—	(149,690)
Preferred stock–$3.00 per share	—	—	—	(12,150)	—	(12,150)
Purchases of common stock	—	(19)	(71,945)	—	—	(71,964)
Common stock issued pursuant to Contingent Stock Agreement	—	19	66,766	—	—	66,785
Proceeds from exercise of stock options	—	49	109,706	—	—	109,755
Lapses of restrictions on common stock awards	—	—	7,515	—	—	7,515

Balance at December 31, 2003	$41	$918	$1,346,890	$(10,991)	$(11,894)	$1,324,964

The accompanying notes are an integral part of these statements.

The Rouse Company and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2003, 2002 and 2001

(in thousands)

	2003	2002	2001
Cash flows from operating activities:
Rents from tenants and other revenues received	$878,048	$863,166	$743,394
Proceeds from land sales and notes receivable from land sales	273,788	231,220	193,064
Interest received	7,623	9,883	6,711
Operating expenditures	(445,730)	(427,155)	(353,972)
Land development and acquisition expenditures	(136,955)	(105,199)	(99,407)
Interest paid	(231,135)	(233,403)	(213,781)
Income taxes paid	(5,440)	(1,409)	(2,665)
Operating distributions from unconsolidated real estate ventures	35,767	39,041	28,410

Net cash provided by operating activities	375,966	376,144	301,754

Cash flows from investing activities:
Expenditures for properties in development	(168,341)	(172,718)	(146,103)
Expenditures for improvements to existing properties	(71,456)	(53,751)	(48,473)
Expenditures for acquisitions of interests in properties and other assets	(396,891)	(889,776)	—
Proceeds from dispositions of interests in properties	355,572	252,036	4,594
Other distributions from unconsolidated real estate ventures	—	44,853	109,329
Expenditures for investments in unconsolidated real estate ventures	(27,051)	(35,715)	(45,955)
Other	19,562	(8,640)	13

Net cash used by investing activities	(288,605)	(863,711)	(126,595)

Cash flows from financing activities:
Proceeds from issuance of property debt	315,967	195,164	259,401
Repayments of property debt:
Scheduled principal payments	(74,272)	(76,058)	(58,681)
Other payments	(436,314)	(209,453)	(234,381)
Proceeds from issuance of other debt	389,919	812,691	28,000
Repayments of other debt	(3,000)	(509,689)	(37,872)
Purchases of Parent Company-obligated mandatorily redeemable preferred securities	(57,124)	(625)	—
Purchases of common stock	(71,964)	(21,188)	(28,199)
Proceeds from issuance of common stock	—	456,347	—
Proceeds from exercise of stock options	109,755	14,348	8,872
Dividends paid	(161,840)	(147,166)	(110,116)
Other	(22,891)	(17,294)	15,198

Net cash provided (used) by financing activities	(11,764)	497,077	(157,778)

Net increase in cash and cash equivalents	75,597	9,510	17,381

Cash and cash equivalents at beginning of year	41,633	32,123	14,742

Cash and cash equivalents at end of year	$117,230	$41,633	$32,123

The accompanying notes are an integral part of these statements.

The Rouse Company and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2003, 2002 and 2001

(in thousands)

	2003	2002	2001
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities:

Net earnings	$260,589	$139,851	$110,706
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	188,171	162,922	133,542
Change in undistributed earnings of unconsolidated real estate ventures	5,246	5,763	(4,151)
Net losses (gains) on dispositions of interests in operating properties	(112,155)	(81,958)	58
Impairment losses on operating properties and other assets	7,900	53,746	374
Losses (gains) on extinguishment of debt	(19,654)	7,679	451
Cumulative effect of change in accounting principle	—	—	411
Participation expense pursuant to Contingent Stock Agreement	64,293	52,870	32,904
Land development expenditures in excess of cost of land sales	(37,782)	(33,668)	(12,025)
Provision for bad debts	11,964	9,059	8,992
Debt assumed by purchasers of land	(19,595)	(16,186)	(24,634)
Deferred income taxes	41,214	26,919	25,402
Decrease (increase) in accounts and notes receivable	(14,038)	24,049	11,213
Decrease in other assets	6,877	3,450	2,531
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(7,351)	7,155	18,439
Other, net	287	14,493	(2,459)

Net cash provided by operating activities	$375,966	$376,144	$301,754

Schedule of Noncash Investing and Financing Activities:

Common stock issued pursuant to Contingent Stock Agreement	$66,785	$19,356	$40,820
Capital lease obligations incurred	7,504	12,720	3,359
Lapses of restrictions on common stock awards	7,515	2,809	2,704
Debt assumed by purchasers of land and other assets	19,595	16,656	24,634
Debt assumed by purchasers of operating properties	286,186	—	—
Debt and other liabilities assumed and consolidated in acquisition of assets from Rodamco North America N.V. and other partners’ interests in unconsolidated real estate ventures	95,770	915,976	547,531
Property and other assets contributed to unconsolidated real estate ventures	164,306	196,920	—
Debt and other liabilities related to property and other assets contributed to unconsolidated real estate ventures	163,406	129,801	—
Debt and other liabilities assumed or issued in other acquisitions of assets	289,208	—	105,195
Common stock issued in acquisition of voting interests in majority financial interest ventures	—	—	3,500
Property and other assets obtained in acquisition of majority financial interest ventures	—	—	884,572

The Rouse Company and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

(1)  Summary of significant accounting policies

(a) Basis of presentation

The consolidated financial statements include the accounts of The Rouse Company, our subsidiaries and ventures (“we,” “Rouse” or “us”) in which we have a majority voting interest and control.  We also consolidate the accounts of variable interest entities that are considered special purpose entities and where we are the primary beneficiary.  We account for investments in other ventures using the equity or cost methods as appropriate in the circumstances.  Significant intercompany balances and transactions are eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and revenues and expenses recognized during the reporting period.  Significant estimates are inherent in the preparation of our financial statements in a number of areas, including the cost ratios and completion percentages used for land sales, evaluation of impairment of long-lived assets (including operating properties and properties held for development or sale), evaluation of collectibility of accounts and notes receivable, allocation of the purchase price of acquired properties and estimation of loss contingencies.  Actual results could differ from these and other estimates.

In April 2004, we reclassified certain costs and expenses (primarily employee termination benefits) related to organizational changes and early retirements from other provisions and losses, net to operating expenses. We made these reclassifications because these expenses are neither infrequent nor unusual and are becoming a normal cost of doing business. The amounts reclassified were $8.0 million and $13.5 million in 2003 and 2002, respectively. There were no such costs in 2001.

Certain other amounts for prior years have been reclassified to conform to the presentation methods used for 2003.

(b) Description of business

Through our subsidiaries and affiliates, we acquire, develop and manage operating properties located throughout the United States and develop and sell land for residential, commercial and other uses primarily in master-planned communities.  The operating properties consist of retail centers, office and industrial buildings and mixed-use and other properties.  The retail centers are primarily regional shopping centers in suburban market areas, but also include specialty marketplaces in certain downtown areas and several community retail centers.  The office and industrial properties are located primarily in the Baltimore-Washington and Las Vegas markets or are components of large-scale mixed-use properties (which include retail, parking and other uses) located in other urban markets.  Land development and sales operations are predominantly related to large-scale, long-term community development projects in and around Columbia, Maryland, Summerlin, Nevada and Houston, Texas.

(c) Property and property-related deferred costs

Properties to be developed or held and used in operations are carried at cost reduced for impairment losses, where appropriate.  Acquisition, development and construction costs of properties in development are capitalized including, where applicable, salaries and related costs, real estate taxes, interest and preconstruction costs directly related to the project. The preconstruction stage of development of an operating property (or an expansion of an existing property) includes efforts and related costs to secure land control and zoning, evaluate feasibility and complete other initial tasks which are essential to development. Provisions are made for costs of potentially unsuccessful preconstruction efforts by charges to operations.  Development and construction costs and costs of significant improvements and replacements and renovations at operating properties are capitalized, while costs of maintenance and repairs are expensed as incurred.

Direct costs associated with leasing of operating properties are capitalized as deferred costs and amortized using the straight-line method over the terms of the related leases.

Depreciation of each operating property is computed using the straight-line method.  The annual rate of depreciation for each retail center (with limited exceptions) is based on a 55-year composite life and a salvage value of approximately 10%.  Office buildings and other properties are depreciated using composite lives of 40 years.  Furniture and fixtures and certain common area improvements are depreciated using estimated useful lives ranging from 2 to 10 years.

If events or circumstances indicate that the carrying value of an operating property to be held and used may be impaired, a recoverability analysis is performed based on estimated undiscounted future cash flows to be generated from the property.  If the analysis indicates that the carrying value is not recoverable from future cash flows, the property is written down to estimated fair value and an impairment loss is recognized.  Fair values are determined based on appraisals and/or estimated future cash flows using appropriate discount and capitalization rates.

Properties held for sale are carried at the lower of their carrying values (i.e. cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell.  The net carrying values of operating properties are classified as properties held for sale when the properties are actively marketed, their sale is considered probable within one year and various other criteria relating to their disposition are met.  Depreciation of these properties is discontinued at that time, but operating revenues, interest and other operating expenses continue to be recognized until the date of sale. We adopted Statement of Financial Accounting Standards, No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) effective January 1, 2002.  In accordance with SFAS 144, revenues and expenses of properties that are classified as held for sale or sold on or after January 1, 2002 are presented as discontinued operations for all periods presented in the statements of operations if the properties will be or have been sold on terms where we have limited or no continuing involvement with them after the sale.  If active marketing ceases or the properties no longer meet the criteria to be classified as held for sale, the properties are reclassified as operating, depreciation is resumed, depreciation for the period the properties were classified as held for sale is recognized and deferred selling costs, if any, are charged to expense. Additionally, we present other assets and liabilities of properties classified as held for sale separately in the balance sheet, if material.

Gains from sales of operating properties are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and any subsequent involvement by us with the properties sold are met.  Gains relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances.

(d) Acquisitions of operating properties

We allocate the purchase price of acquired properties to tangible and identified intangible assets based on their fair values.  In making estimates of fair values for purposes of allocating purchase price, we use a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data.  We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

The fair values of tangible assets are determined on an “if-vacant” basis.  The “if-vacant” fair value is allocated to land, where applicable, buildings, tenant improvements and equipment based on property tax assessments and other relevant information obtained in connection with the acquisition of the property.

The fair values of intangible assets include leases with above- or below-market rents and, where applicable, other in-place lease and customer relationship values.

Above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be received pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding space, measured over a period equal to the remaining non-cancelable term of the lease (including those under bargain renewal options).  The capitalized above- and below-market lease values are amortized as adjustments to rental income over the remaining terms of the respective leases (including periods under bargain renewal options).

The aggregate fair values of other identified intangible assets acquired is measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant.  This value is allocated to in-place lease and customer relationship assets (both anchor stores and tenants).  The fair value of in-place leases is based on our estimates of carrying costs during the expected lease-up periods and costs to execute similar leases.  Our estimate of carrying costs includes real estate taxes, insurance and other operating expenses and lost rentals during the expected lease-up periods considering current market conditions.  Our estimate of costs to execute similar leases includes leasing commissions, legal and other related costs. The fair value of anchor store agreements is determined based on our experience negotiating similar relationships (not in connection with property acquisitions). The fair value of tenant relationships is based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  Characteristics we consider in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.  The value of in-place leases is amortized to expense over the initial term of the respective leases, primarily ranging from two to ten years.  The value of anchor store agreements is amortized to expense over the estimated term of the anchor store’s occupancy in the property.  Should an anchor store vacate the premises, the unamortized portion of the related intangible is charged to expense.  The value of tenant relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period exceed the remaining depreciable life of the building.  Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

The aggregate purchase price of properties acquired in 2003 and 2002 was allocated to intangible assets and liabilities as follows (in millions):

	2003	2002

Above-market leases	$1.1	$24.2
In-place lease assets	2.0	11.3
Tenant relationships	0.6	6.8
Below-market leases	4.7	24.6
Anchor store agreements	2.5	60.6

(e) Leases

Leases which transfer substantially all the risks and benefits of ownership to tenants are considered finance leases and the present values of the minimum lease payments and the estimated residual values of the leased properties, if any, are accounted for as receivables.  Leases which transfer substantially all the risks and benefits of ownership to us are considered capital leases and the present values of the minimum lease payments are accounted for as assets and liabilities.

(f) Income taxes

We elected to be taxed as a real estate investment trust (“REIT”) pursuant to the Internal Revenue Code of 1986, as amended, effective January 1, 1998.  In general, a corporation that distributes at least 90% of its REIT taxable income to shareholders in any taxable year and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation to the extent of the income which it distributes.  We believe that we met the qualifications for REIT status as of December 31, 2003 and intend to meet the qualifications in the future and to distribute at least 90% of our REIT taxable income (determined after taking into account any net operating loss deduction) to shareholders in 2004 and subsequent years.  See footnote 20 on subsequent events in regards to tax matters.  As discussed in note 10, we acquired all of the voting stock of the majority financial interest ventures owned by a trust, of which certain employees are beneficiaries (“Trust”) in 2001.  We and these now wholly owned subsidiaries made a joint election to treat the subsidiaries as taxable REIT subsidiaries (“TRS”), which are subject to Federal and state income taxes.  Except with respect to the TRS, we do not believe that we will be liable for significant income taxes at the Federal level or in most of the states in which we operate in 2004 and future years.

Deferred income taxes relate primarily to the TRS and are accounted for using the asset and liability method.  Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of the TRS and their respective tax bases and for their interest, operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled.  However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.

(g) Investments in marketable securities and cash and cash equivalents

Our investment policy defines authorized investments and establishes various limitations on the maturities, credit quality and amounts of investments held.  Authorized investments include U.S. government and agency obligations, certificates of deposit, bankers acceptances, repurchase agreements, commercial paper, money market mutual funds and corporate debt and equity securities.  We may also invest in mutual funds to closely match the investment selections of participants in nonqualified deferred compensation plans.

Debt security investments with maturities at dates of purchase in excess of three months are classified as marketable securities and carried at amortized cost as it is our intention to hold these investments until maturity.  Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents, except that any such investments purchased with the proceeds of loans which may be expended only for specified purposes are classified as investments in marketable securities.  Investments in marketable equity securities are classified as trading securities and are carried at market value with changes in values recognized in earnings.

Other income (loss), net in 2003, 2002 and 2001 is summarized as follows (in thousands):

	2003	2002	2001

Interest income	$2,324	$4,326	$651
Dividends	232	271	563
Gains (losses) on marketable securities, net	6,783	(2,460)	(1,423)
	$9,339	$2,137	$(209)

(h) Revenue recognition and related matters

Minimum rent revenues are recognized on a straight-line basis over the terms of the leases.  Rents based on tenant sales are recognized when tenant sales exceed contractual thresholds.

Revenues for recoveries from tenants of real estate taxes, utilities, maintenance, insurance and other expenses pursuant to leases are recognized in the period in which the related expenses are incurred.  Lease termination fees are recognized when the related agreements are executed.  Management fee revenues are calculated as a fixed percentage of revenues of the managed property and are recognized as the revenues are earned.

Revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and any subsequent involvement by us with the land sold are met.  Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances.  For land sale transactions under the terms of which we are required to perform additional services and incur significant costs after title has passed, revenues and cost of sales are recognized on a percentage of completion basis.

Cost of land sales is determined as a specified percentage of land sales revenues recognized for each community development project.  The cost ratios used are based on actual costs incurred and estimates of development costs and sales revenues to completion of each project.  The ratios are reviewed regularly and revised for changes in sales and cost estimates or development plans.  Significant changes in these estimates or development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project.  The specific identification method is used to determine cost of sales for certain parcels of land, including acquired parcels we do not intend to develop or for which development is complete at the date of acquisition.

(i) Derivative financial instruments

We use derivative financial instruments to reduce risk associated with movements in interest rates.  We may choose to reduce cash flow and earnings volatility associated with interest rate risk exposure on variable-rate borrowings and/or forecasted fixed-rate borrowings.  In some instances, lenders may require us to do so.  In order to limit interest rate risk on variable-rate borrowings, we may enter into interest rate swaps or interest rate caps to hedge specific risks.  In order to limit interest rate risk on forecasted borrowings, we may enter into forward-rate agreements, forward starting swaps, interest rate locks and interest rate collars.  We may also use derivative financial instruments to reduce risk associated with movements in currency exchange rates if and when we are exposed to such risk.  We do not use derivative financial instruments for speculative purposes.

Under interest rate cap agreements, we make initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates exceed specified levels during the agreement period. Under interest rate swap agreements, we and the counterparties agree to exchange the difference between fixed-rate and variable-rate interest amounts calculated by reference to specified notional principal amounts during the agreement period.  Notional principal amounts are used to express the volume of these transactions, but the cash requirements and amounts subject to credit risk are substantially less.

Parties to interest rate exchange agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparty.  We do not require any collateral under these agreements but deal only with highly rated financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and expect that all counterparties will meet their obligations.

Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities” (“SFAS 133”), as amended, which requires, among other things, that all derivative instruments be measured at fair value and recognized as assets or liabilities in the balance sheet.  Derivative instruments held by us at January 1, 2001 consisted solely of interest rate cap agreements designated as hedges of interest rates on specific loans.  The cumulative effect at January 1, 2001 of the change in accounting for derivative financial instruments and hedging activities was to increase liabilities and reduce net earnings by approximately $0.4 million.  The effect of the change on net earnings was not material for 2001.  The effect of the change on other comprehensive income (loss) was a loss of approximately $3.4 million in 2001.

All of the interest rate swap and other derivative financial instruments we used in 2003, 2002 and 2001 qualified as cash flow hedges and hedged our exposure to forecasted interest payments on variable-rate LIBOR-based debt or the forecasted issuance of fixed-rate debt.  Accordingly, the effective portion of the instruments’ gains or losses is reported as a component of other comprehensive income and reclassified into earnings when the related forecasted transactions affect earnings.  If we discontinue a cash flow hedge because it is probable that the original forecasted transaction will not occur, the net gain or loss in accumulated other comprehensive income is immediately reclassified into earnings.  If we discontinue a cash flow hedge because the variability of the probable forecasted transaction has been eliminated, the net gain or loss in accumulated other comprehensive income is reclassified to earnings over the term of the designated hedging relationship.

We have not recognized any losses as a result of hedge discontinuance, and the expense that we recognized related to changes in the time value of interest rate cap agreements was insignificant for 2003, 2002 and 2001.

Amounts receivable or payable under interest rate cap and swap agreements are accounted for as adjustments to interest expense on the related debt.

(j) Other information about financial instruments

Fair values of financial instruments approximate their carrying values in the financial statements except for debt and Parent Company-obligated mandatorily redeemable preferred securities, for which fair value information is provided in notes 7 and 8.

(k) Earnings per share of common stock

Basic earnings per share (“EPS”) is computed by dividing net earnings applicable to common shareholders by the weighted-average number of common shares outstanding.  Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all dilutive potential common shares during the period.  The dilutive effects of convertible securities are computed using the “if-converted” method and the dilutive effects of options, warrants and their equivalents (including fixed awards and nonvested stock issued under stock-based compensation plans) are computed using the “treasury stock” method.

(l) Stock-based compensation

We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations to account for stock-based employee compensation plans.  Under this method, compensation cost is recognized for awards of shares of common stock or stock options to our officers and employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the grantee must pay to acquire the stock.  The following table summarizes the pro forma effects on net earnings (in thousands) and earnings per share of common stock of using an optional fair value-based method, rather than the intrinsic value-based method, to account for stock-based compensation awards made since 1995.

	2003	2002	2001

Net earnings, as reported	$260,589	$139,851	$110,706

Add: Stock-based employee compensation expense included in reported net earnings, net of related tax effects and amounts capitalized	4,585	3,235	1,379

Deduct: Total stock-based employee compensation expense determined under fair value-based method, net of related tax effects and amounts capitalized	(13,653)	(10,237)	(6,268)
Pro forma net earnings	$251,521	$132,849	$105,817

Earnings per share of common stock:
Basic:
As reported	$2.80	$1.49	$1.42
Pro forma	$2.70	$1.41	$1.35

Diluted:
As reported	$2.73	$1.47	$1.40
Pro forma	$2.65	$1.39	$1.35

The per share weighted-average estimated fair values of options granted during 2003, 2002 and 2001 were $4.06, $3.48 and $3.41, respectively.  These fair values were estimated on the dates of each grant using the Black-Scholes option-pricing model with the following assumptions:

	2003	2002	2001
Risk-free interest rate	3.2%	4.4%	5.1%
Dividend yield	5.0	5.5	5.5
Volatility factor	20.0	20.0	20.0
Expected life in years	6.1	6.7	6.4

(m) Deferred financing costs

We defer direct costs associated with borrowings and amortize them using the interest method (or other methods which approximate the interest method) over the terms of the related financings.

(2) Discontinued operations

We sell interests in retail centers that are not consistent with our long-term business strategies or not meeting our investment criteria and office and other properties that are not located in our master-planned communities or not part of urban mixed-use properties.  We may also dispose of properties for other reasons.

In March 2004, we sold our interests in Westdale Mall, a retail center in Cedar Rapids, Iowa. We recognized an impairment loss of $6.5 million on this property in 2003. In May 2004, we agreed to sell our interests in two office buildings in Hunt Valley, Maryland. We recognized aggregate impairment losses of $1.4 million in 2003 related to these properties.

In December 2003, as part of an agreement to acquire interests in entities developing The Woodlands (see note 3), we agreed to dispose of Hughes Center, a master-planned business park in Las Vegas, Nevada, comprising eight office buildings totaling approximately 1.1 million square feet, nine ground leases and approximately 13 acres of developable land.  The sales of two of the office buildings and two of the ground leases closed in December 2003.  We recorded aggregate gains on these sales of approximately $10.1 million.  The remaining properties in Hughes Center were classified as held for sale at December 31, 2003 and were sold in 2004.

In August 2003, we sold The Jacksonville Landing, a retail center in Jacksonville, Florida, for net proceeds of $4.8 million.  We recognized a gain of $2.8 million relating to this sale.  We recorded an impairment loss of $3.3 million in the fourth quarter of 2002 related to this property. We also sold three small neighborhood retail properties in Columbia, Maryland in the third quarter of 2003 for aggregate proceeds of $2.2 million and recognized aggregate gains of $0.9 million.  In May and June 2003, we sold eight office and industrial buildings in the Baltimore-Washington corridor for net proceeds of $46.6 million.  We recognized aggregate gains of $4.4 million relating to the sales of these properties.

In April and May 2003, we sold six retail centers in the Philadelphia metropolitan area and, in a related transaction, acquired Christiana Mall from a party related to the purchaser.  In connection with these transactions, we received net cash proceeds of $218.4 million, the purchaser assumed $276.6 million of property debt, and we assumed a participating mortgage secured by Christiana Mall.  We recognized aggregate gains of $65.4 million relating to the monetary portions of these transactions. We recorded an impairment loss of $38.8 million in the fourth quarter of 2002 related to one of the retail centers sold.

We also recorded a net gain of $26.9 million related to the extinguishment of debt secured by two of the properties sold in the Philadelphia metropolitan area when the lender released the mortgages for a cash payment by us of less than the aggregate carrying amount of the debt.

In December 2002, we sold our interest in Tampa Bay Center and our interest in a Summerlin community retail center for net proceeds of $22.8 million and $25.1 million, respectively.  We recorded gains of $2.5 million and $2.8 million (net of deferred income taxes of $1.5 million), respectively, on these transactions.

In April 2002, we sold our interests in 12 community retail centers in Columbia, Maryland for net proceeds of $111.1 million.  We recorded a gain on this transaction of approximately $32.0 million, net of deferred income taxes of $18.4 million.  Our interests in one of the community retail centers were reported in unconsolidated real estate ventures and the gain on the sale of our interests in this property ($4.3 million, net of deferred income taxes of $2.0 million) is included in continuing operations (see note 13).  The remaining gain on this transaction ($27.7 million, net of deferred income taxes of $16.4 million) is classified as a component of discontinued operations.  In anticipation of the sale of the community retail centers, we repaid debt secured by these properties in March 2002 and incurred a loss on this repayment of $5.3 million, including prepayment penalties of $4.6 million.

The operating results of the properties included in discontinued operations are summarized as follows (in thousands):

	2003	2002	2001

Revenues	$88,469	$165,700	$173,524
Operating expenses, exclusive of depreciation and amortization	(41,302)	(75,194)	(78,190)
Interest expense	(20,920)	(38,440)	(47,448)
Depreciation and amortization	(16,988)	(33,617)	(33,360)
Gains (losses) on extinguishment of debt, net	26,896	(5,346)	—
Impairment losses on operating properties	(7,900)	(42,123)	—
Gains on dispositions of operating properties, net	85,523	33,012	—
Income tax benefit (provision), primarily deferred	(191)	736	(2,133)
Discontinued operations	$113,587	$4,728	$12,393

(3)  Unconsolidated real estate ventures

Investments in and advances to unconsolidated real estate ventures at December 31, 2003 and 2002 were $647.9 million and $442.4 million, respectively.  Our equity in earnings of unconsolidated real estate ventures was $31.4 million, $33.3 million and $32.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

We own interests in unconsolidated real estate ventures that own and/or develop properties, including master-planned communities.  We use these ventures to limit our risk associated with individual properties and to reduce our capital requirements.  We may also contribute interests in properties we own to unconsolidated ventures for cash distributions and interests in the ventures to provide liquidity as an alternative to outright property sales.  We account for the majority of these ventures using the equity method because we have joint interest and control of these properties with our venture partners.  For those ventures where we own less than a 5% interest and have virtually no influence on the venture’s operating and financial policies, we account for our investments using the cost method.  At December 31, 2003 and 2002, unconsolidated real estate ventures were primarily partnerships and corporations which own retail centers and ventures developing the master-planned communities known as The Woodlands, near Houston, Texas, and Fairwood, in Prince George’s County, Maryland.  We manage most of the operating properties owned by these ventures.

On December 31, 2003 we acquired, for approximately $185 million, certain office buildings and a 52.5% economic interest in entities (which we refer to as the “Woodlands Entities”) that own The Woodlands, a master-planned community in the Houston, Texas metropolitan area.  Assets owned by the Woodlands Entities include approximately 5,500 acres of land, three golf course complexes, a resort conference center, a hotel, interests in seven office buildings and other assets.

In December 2003, we acquired a 50% interest in the retail component and certain office components of Mizner Park, a mixed-use property in Boca Raton, Florida, for approximately $34 million.  In January 2004, we acquired a 50% interest in the remaining office components of Mizner Park for approximately $18 million.

In December 2003, we sold our investment in Kravco Investments, L.P. for approximately $52 million.

In August 2003, we acquired the remaining interest in Staten Island Mall, a regional retail center in Staten Island, New York, for approximately $148 million cash and assumption of the other venturer’s share of debt (approximately $53 million) encumbering the property.  We consolidated this property from the date of acquisition.

In April 2003, we acquired Christiana Mall subject to a participating mortgage.  We subsequently conveyed a 50% interest in the property to the holder of the participating mortgage (which we repaid from proceeds of a new mortgage loan) and report our remaining 50% interest in unconsolidated real estate ventures.

In November 2002, we acquired our partners’ controlling financial interests in entities that own Ridgedale Center, a regional retail center in suburban Minneapolis, Minnesota, and Southland Center, a regional retail center in suburban Detroit, Michigan, for an aggregate purchase price of $215.8 million (cash of $63.1 million and assumption of our partners’ share of debt of $152.7 million).  We owned 10% noncontrolling interests in these entities prior to this transaction. We consolidated these properties from the date of acquisition.

In October 2002, we contributed our ownership interest in Perimeter Mall to a joint venture in exchange for a 50% interest in the venture and a distribution of $67.1 million.  As a result, we report our interest in this property in unconsolidated real estate ventures from the date of contribution.

In May 2002, we acquired partial, noncontrolling ownership interests in Oakbrook Center, Water Tower Place and certain other assets from Rodamco North America N.V. (“Rodamco”) (see note 18).  Additionally, we acquired from Rodamco the remaining interests in properties (Collin Creek, North Star, Perimeter Mall and Willowbrook) in which we previously owned noncontrolling interests.  As a result, we consolidated these properties in our financial statements from the date of the acquisition.

In April 2002, we sold our interest in Franklin Park, a regional retail center in Toledo, Ohio, for $20.5 million and the buyer assumed our share of the center’s debt ($44.7 million).

We received $44.9 million and $109.3 million of distributions of financing proceeds from unconsolidated real estate ventures in 2002 and 2001, respectively.  We did not receive any similar distributions in 2003.

As a result of these transactions and the ongoing operations of the ventures, the net increase in investments in and advances to unconsolidated real estate ventures was $205.5 million and $172.8 million in 2003 and 2002, respectively.  Cumulative distributions, primarily from financing proceeds, from certain of these ventures exceed our investments in them.  At December 31, 2003 and 2002, these balances aggregated $26.7 million and $26.3 million, respectively, and were included in other liabilities.

The condensed, combined balance sheets of ventures accounted for using the equity method as of December 31, 2003 and 2002 and the condensed, combined statements of operations of these ventures and others during periods that they were accounted for using the equity method during 2003, 2002 and 2001 are summarized as follows (in thousands):

	2003	2002

Net property and property-related deferred costs	$2,776,448	$2,075,720
Investments in unconsolidated real estate ventures	50,570	78,717
Accounts and notes receivable	75,059	20,502
Prepaid expenses and other assets	246,034	40,633
Cash and cash equivalents	61,333	38,729
Total assets	$3,209,444	$2,254,301

Nonrecourse property debt	$1,681,252	$1,195,359
Property debt guaranteed by us	100,000	175,180
Accounts payable and other liabilities	384,503	134,206
Venturers’ equity	1,043,689	749,556
Total liabilities and venturers’ equity	$3,209,444	$2,254,301

	2003	2002	2001
Revenues	$335,855	$307,486	$322,646
Equity in earnings of unconsolidated investments	15,990	9,651	—
Operating and interest expenses	(220,297)	(207,263)	(219,183)
Depreciation and amortization	(67,069)	(49,020)	(41,105)
Loss on early extinguishment of debt	(269)	(260)	(556)
Cumulative effect of change in accounting principle	—	—	(292)
Net earnings	$64,210	$60,594	$61,510

We previously guaranteed the repayment of a construction loan of the unconsolidated real estate venture that owns the Village of Merrick Park.  In October 2003, the venture repaid this loan with proceeds from a $194 million mortgage loan.  We have guaranteed $100 million of the mortgage loan.  The amount of the guarantee may be reduced or eliminated upon the achievement of certain lender requirements.  Additionally, venture partners have provided guarantees to us for their share (60%) of the loan guarantee.

(4)  Property

Operating properties at December 31, 2003 and 2002 are summarized as follows (in thousands):

	2003	2002

Buildings and improvements	$4,679,036	$5,019,394
Land	637,409	664,326
Furniture and equipment	35,303	27,225
Total	$5,351,748	$5,710,945

Depreciation expense for 2003, 2002 and 2001 was $149.7 million, $115.9 million and $89.8 million, respectively.  Amortization expense for 2003, 2002 and 2001 was $21.5 million, $13.4 million and $10.4 million, respectively.

Properties in development include construction and development in progress and preconstruction costs.  Construction and development in progress includes land and land improvements of $86.6 million and $55.3 million at December 31, 2003 and 2002, respectively.

Investment land and land held for development and sale at December 31, 2003 and 2002 are summarized as follows (in thousands):

	2003	2002

Land under development	$300,553	$208,675
Finished land	68,956	63,753
Investment and raw land	45,157	49,316
Total	$414,666	$321,744

(5)  Accounts and notes receivable

Accounts and notes receivable at December 31, 2003 and 2002 are summarized as follows (in thousands):

	2003	2002

Accounts receivable, primarily rents under tenant leases	$65,295	$66,853
Notes receivable from sales of operating properties	281	538
Notes receivable from sales of land	18,978	16,733
	84,554	84,124
Less allowance for doubtful receivables	30,860	27,197
Total	$53,694	$56,927

Accounts and notes receivable due after one year were $1.5 million and $8.8 million at December 31, 2003 and 2002, respectively.

Credit risk with respect to receivables from tenants is not highly concentrated due to the large number of tenants and the geographic diversification of our operating properties.  We perform credit evaluations of prospective new tenants and require security deposits or bank letters of credit in certain circumstances.  Tenants’ compliance with the terms of their leases is monitored closely, and the allowance for doubtful receivables is established based on analyses of the risk of loss on specific tenant accounts, historical trends and other relevant information.  Notes receivable from sales of land are primarily attributable to land sales in Las Vegas and Summerlin, Nevada.  We perform credit evaluations of the builders and generally require substantial down payments (at least 20%) on all land sales that we finance.  These notes and notes from sales of operating properties are generally secured by first liens on the related properties.

(6)  Pension, postretirement and deferred compensation plans

We have a qualified defined benefit pension plan (“funded plan”) covering substantially all employees, and nonqualified unfunded defined benefit pension plans primarily covering participants in the funded plan whose defined benefits exceed the plan’s limits (“supplemental plan”).  In April 2003, we modified our funded plan and our supplemental plan so that covered employees would not earn additional benefits for future services.  The curtailment of the funded and supplemental plans required us to immediately recognize substantially all unamortized prior service cost and unrecognized transition obligation and resulted in a curtailment loss of $10.2 million in 2003.  We also incurred settlement losses of $10.8 million and $8.3 million in 2003 and 2002, respectively, related to lump-sum distributions made primarily to employees retiring as a result of organizational changes and early retirement programs offered in those years and a change in the senior management organizational structure in March 2003.  The lump-sum distributions were paid to participants primarily from assets of our funded plan, or with respect to the supplemental plan, from contributions made by us.  See note 20 on subsequent events in regards to pension plan matters.

We have a qualified defined contribution plan and a nonqualified supplemental defined contribution plan available to substantially all employees.  In 2003 and 2002, we matched 100% of participating employees’ pre-tax contributions up to a maximum of 3% of eligible compensation and 50% of participating employees’ pre-tax contributions up to an additional maximum of 2% of eligible compensation.  In 2001, we matched 50% of participating employees’ pre-tax contributions up to a maximum of 6% of eligible compensation.

In an action related to the curtailment of the funded and supplemental plans, we added new components to the defined contribution plans under which we either make or accrue discretionary contributions to the plans for all employees.  Expenses related to these plans were $6.1 million, $2.6 million and $1.8 million in 2003, 2002 and 2001, respectively.

We also have a retiree benefits plan that provides postretirement medical and life insurance benefits to full-time employees who meet minimum age and service requirements.  We pay a portion of the cost of participants’ life insurance coverage and make contributions to the cost of participants’ medical coverage based on years of service, subject to a maximum annual contribution.

The normal date for measurement of our pension plan obligations is December 31 of each year, unless more recent measurements of both plan assets and obligations are available, or if a significant event occurs, such as a plan amendment or curtailment, that would ordinarily call for such measurements.  Information relating to the obligations, assets and funded status of the plans at December 31, 2003 and 2002 and for the years then ended is summarized as follows (dollars in thousands):

	Pension Plans				Postretirement Plan
	Funded		Supplemental and Other
	2003	2002	2003	2002	2003	2002

Projected benefit obligation at end of year	$56,228	$70,491	$17,855	$19,799	$ N/A	$ N/A
Accumulated benefit obligation at end of year	56,228	63,148	17,846	18,641	17,555	16,732

Change in benefit obligations:
Benefit obligations at beginning of year	$70,491	$64,208	$19,799	$21,767	$16,732	$23,551
Service cost	—	4,744	1	1,069	395	342
Interest cost	3,620	4,592	1,134	1,663	1,031	1,070
Plan amendment	—	2,398	9	96	—	(6,598)
Actuarial loss (gain)	6,173	4,532	1,873	2,315	403	(646)
Benefits paid	(235)	(226)	(129)	(135)	(1,006)	(987)
Benefit obligations before special events	80,049	80,248	22,687	26,775	17,555	16,732
Special events—
Settlements	(15,087)	(9,757)	(3,746)	(6,976)	—	—
Curtailments	(8,734)	—	(1,086)	—	—	—
Benefit obligations at end of year	56,228	70,491	17,855	19,799	17,555	16,732

Change in plan assets:
Fair value of plan assets at beginning of year	63,625	57,808	—	—	—	—
Actual return on plan assets	12,469	(8,183)	—	—	—	—
Employer contribution	6,475	24,165	4,622	8,056	1,006	987
Benefits paid	(235)	(226)	(129)	(135)	(1,006)	(987)
Settlements	(16,995)	(9,939)	(4,493)	(7,921)	—	—
Fair value of plan assets at end of year	65,339	63,625	—	—	—	—

Funded status	9,111	(6,866)	(17,855)	(19,799)	(17,555)	(16,732)
Unrecognized net actuarial loss	19,825	39,925	4,637	4,823	4,019	3,729
Unamortized prior service cost	—	5,655	166	4,919	(2,450)	(2,692)
Unrecognized transition obligation	—	199	—	—	—	—
Net amount recognized	$28,936	$38,913	$(13,052)	$(10,057)	$(15,986)	$(15,695)

Amounts recognized in the balance sheets consist of:
Prepaid benefit cost	$28,936	$38,913	$—	$—	$—	$—
Accrued benefit liability	—	—	(17,846)	(18,641)	(15,986)	(15,695)
Intangible asset	—	—	166	4,919	—	—
Accumulated other comprehensive income item—minimum pension liability adjustment	—	—	4,628	3,665	—	—
Net amount recognized	$28,936	$38,913	$(13,052)	$(10,057)	$(15,986)	$(15,695)

Weighted-average assumptions at year end:
Discount rate	6.00%	6.50%	6.00%	6.50%	6.00%	6.50%
Lump sum rate	6.00	6.50	6.00	6.50	—	—
Expected rate of return on plan assets	8.00	8.00	—	—	—	—
Rate of compensation increase	N/A	4.50	N/A	4.50	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.50%	7.25%	6.50%	7.25%	6.50%	7.25%
Lump sum rate	6.00	6.50	6.00	6.50	—	—
Expected rate of return on plan assets	8.00	8.00	—	—	—	—
Rate of compensation increase	4.50	4.50	4.50	4.50	N/A	N/A

The assets of the funded plan consist primarily of fixed income and marketable equity securities.  The primary investment objective for the funded plan has been to provide for growth of capital with a moderate level of volatility by investing in assets in accordance with the target allocations indicated below.  A secondary objective has been to invest in securities that can be readily and efficiently sold to meet all expected or unexpected cash needs related to the funded plan pension benefit obligations. The composition of plan assets as of December 31, 2003 and 2002 and target allocations are summarized as follows:

		Allocation of Plan Assets
	Target	(%)
	Allocation	2003	2002
	(%)
Equity securities	35–75	59.0	45.5
Debt securities	20–45	28.4	23.2
International equity securities	5-20	7.5	9.3
Cash	0–20	5.1	22.0
Total		100.0	100.0

The weighted-average expected long-term rate of return for the funded plan’s total assets is based on the expected return of each of the above categories, weighted based on the median of the target allocation for each investment class. Based on historical experience, we expect that the funded plan’s asset managers will provide a modest (0.5% - 1.0% per annum) premium to their respective market benchmark indices.

The amendment to the pension plans in 2002 changed the compensation base on which pension benefits are calculated.  The amendment to the postretirement plan in 2002 reduced certain medical and life insurance benefits.

The net pension cost includes the following components (in thousands):

	2003	2002	2001

Service cost	$1	$5,813	$4,890
Interest cost on projected benefit obligations	4,754	6,255	5,719
Expected return on funded plan assets	(4,701)	(4,690)	(4,622)
Prior service cost recognized	403	1,538	1,554
Net actuarial loss recognized	2,494	2,525	1,712
Amortization of transition obligation	17	68	201
Net pension cost before special events	2,968	11,509	9,454
Special events:
Settlement losses	10,889	8,324	—
Curtailment loss	10,212	—	—
Net pension cost	$24,069	$19,833	$9,454

The curtailment loss in 2003 and settlement losses of $10.8 million in 2003 and $8.3 million in 2002 are included in other provisions and losses, net, in the consolidated statements of operations.

The net postretirement benefit cost includes the following components (in thousands):

	2003	2002	2001

Service cost	$395	$342	$451
Interest cost on accumulated benefit obligations	1,031	1,070	1,553
Net actuarial loss recognized	112	85	115
Amortization of prior service cost	(241)	(241)	—
Amortization of transition obligation	—	—	333
Net postretirement benefit cost	$1,297	$1,256	$2,452

Assumed health care cost trend rates have an effect on the amounts reported for the postretirement plan.  Actuarial assumptions used to determine amounts reported for the postretirement plan included health care costs increasing at 5% per year, representing the ultimate trend rate.  A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	1% Increase	1% Decrease

Effect on total of service and interest cost components	$13	$11

Effect on postretirement benefit obligation	$217	$197

We also have a deferred compensation program which permits directors and certain management employees to defer portions of their compensation on a pre-tax basis.  The effect of this program on net earnings was insignificant in 2003, 2002 and 2001.

In February 2004, we adopted a plan to terminate our funded and supplemental plans effective May 1, 2004.  When we terminate the plans, we will be required to settle the obligations of the funded plan by paying accumulated benefits to eligible participants.  Depending on the market value of the assets of the funded plan and the relevant interest rates at the time of settlement, we may be required to make additional contributions to that plan, which could be significant.  At December 31, 2003, the funded plan had sufficient assets to settle its obligations without additional contributions by us.  At the time of settlement of the obligations of the funded plan, we will recognize any unrecognized losses associated with that plan.  At December 31, 2003, these unrecognized losses were approximately $19.8 million.  However, we expect the unrecognized losses will increase due to the acceleration of payments of benefits as a result of termination of the plan and may also change depending on the market value of plan assets, interest rates and other factors.  We expect that a portion of these losses will be recognized prior to the final distribution of plan assets as plan participants retire or otherwise terminate employment in the normal course of business.  The termination of the funded plan is subject to approvals by the Pension Benefit Guaranty Corporation and the Internal Revenue Service, and while the timing is uncertain, we expect to settle all of the plan’s remaining obligations in late 2004.  In connection with the funded plan termination, we expect to transfer the assets of the funded plan to highly-liquid, low-risk investments to mitigate market risk during the period prior to distributions to participants.

Concurrent with the distribution of funded plan assets, we will transfer credits for benefits earned under the supplemental plan to a deferred compensation plan and recognize settlement losses equal to any unrecognized loss at the date of transfer.  At December 31, 2003, these unrecognized losses were approximately $4 million and may change depending on interest rates and other factors.  We expect to fund these benefits as participants retire or terminate.  The supplemental plan obligations were $16.9 million at December 31, 2003.

(7)  Debt

Debt is classified as follows:

(a)                                  “Property debt not carrying a Parent Company guarantee of repayment” which is subsidiary company debt having no express written obligation which would require the Parent Company to repay the principal amount of such debt during the full term of the loan (“nonrecourse loans”); and

(b)                                 “Parent Company debt and debt carrying a Parent Company guarantee of repayment” which is our debt and subsidiary company debt with an express written obligation from the Parent Company to repay the principal amount of such debt during the full term of the loan.

With respect to nonrecourse loans, we have in the past and may in the future, under some circumstances, support those subsidiary companies whose annual expenditures, including debt service, exceed their operating revenues.  At December 31, 2003 and 2002, nonrecourse loans include $240.7 million and $278.2 million, respectively, of subsidiary companies’ mortgages and bonds which are subject to agreements with lenders requiring us to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the related properties are met.  At December 31, 2003, approximately $1.0 billion of the total debt was payable to one lender.

Debt at December 31, 2003 and 2002 is summarized as follows (in thousands):

	2003	2002

Mortgages and bonds	$3,025,802	$3,410,257
Medium-term notes	45,500	48,500
Credit facility borrowings	271,000	242,690
Other loans	1,102,190	740,030
Total	$4,444,492	$4,441,477

Mortgages and bonds are secured by deeds of trust or mortgages on properties and general assignments of rents.  This debt matures at various dates through 2031 and, at December 31, 2003, bears interest at a weighted-average effective rate of 6.2%. At December 31, 2003 and December 31, 2002, approximately $83 million of our debt provided for payments of additional interest based on operating results of the related properties in excess of stated levels.  The participating debt primarily relates to a retail center where the lender receives a fixed interest rate of 7.625% and a 5% participation in cash flows.  The lender also will receive a payment at maturity (November 2004) equal to the greater of 5% of the value of the property in excess of the debt balance or the amount required to provide an internal rate of return of 8.375% over the term of the loan.  The internal rate of return of the lender is limited to 12.5%.  We recognize interest expense on this debt at a rate required to provide the lender the required minimum internal rate of return (8.375%) and monitor the accrued liability and the fair value of the projected payment due at maturity.  Based on our analysis, we believe that the payment at maturity will be the balance needed to provide the specified minimum internal rate of return.

We have issued unsecured, medium-term notes.  The notes bear interest at fixed interest rates.  The notes outstanding at December 31, 2003 mature at various dates from 2005 to 2007, bear interest at a weighted-average effective rate of 8.3% and have a weighted-average maturity of 1.4 years.

We have a credit facility with a group of lenders that is secured by the stock of some of our TRS and guaranteed by some of our subsidiaries.  In July 2003, we negotiated an amendment to the facility.  The amount that may be borrowed under this facility increased from $450 million to $900 million and the amended facility will be available until July 2006, subject to a one-year renewal at our option.  The facility bears interest at LIBOR plus a margin.  The margin is determined based on the ratings assigned to our senior unsecured long-term debt securities by Moody’s Investors Service, Inc. (Moody’s) and/or Standard & Poor’s Credit Market Services (S&P) and may range from 0.60% to 1.25%.  At December 31, 2003, our senior unsecured long-term debt securities were rated Baa3 by Moody’s and BBB- by S&P.  These ratings resulted in a margin of 0.90% on our credit facility.  The revolving credit facility may be used for various purposes, including land and project development costs, property acquisitions, liquidity and other corporate needs.  It may also be used to pay some portion of existing debt, including secured debt.  Availability under the facility was $629 million at December 31, 2003.

Other loans at December 31, 2003 include $350 million of 5.375% Notes due in 2013 which we issued in November 2003 for net proceeds of $347.7 million. Other loans also include $400 million of 7.20% Notes issued in September 2002 which are due in 2012, $200 million of 8% Notes due in 2009, various property acquisition loans and certain other borrowings.  These loans include aggregate unsecured borrowings of $1,069.7 million and $733.5 million at December 31, 2003 and 2002, respectively, and at December 31, 2003, bear interest at a weighted-average effective rate of 6.8%.

The agreements relating to various loans impose limitations on us.  The most restrictive of these limit the levels and types of debt we and our affiliates may incur and require us and our affiliates to maintain specified minimum levels of debt service coverage and net worth.  The agreements also impose restrictions on the dividend payout ratio and on sale, lease and certain other transactions, subject to various exclusions and limitations.  These restrictions have not limited our normal business activities.

The annual maturities of debt at December 31, 2003 are summarized as follows (in thousands):

	Nonrecourse Loans	Parent Company and Recourse Loans	Total

2004	$388,787	$127,948	$516,735
2005	387,778	111,732	499,510
2006	338,146	288,673	626,819
2007	478,199	15,066	493,265
2008	429,858	65,055	494,913
Subsequent to 2008	856,455	956,795	1,813,250
Total	$2,879,223	$1,565,269	$4,444,492

The annual maturities reflect the terms of existing loan agreements except where refinancing commitments from outside lenders have been obtained.  In these instances, maturities are based on the terms of the refinancing commitments.  The debt due in 2004 consists of a $30.8 million note, $412.1 million of balloon payments on mortgages and construction loans on four retail centers, four office buildings and one commercial development property and $73.8 million of regularly scheduled principal payments.  We expect to make the balloon payments at or before the scheduled maturity dates of the related loans from proceeds of property refinancings (including refinancings of the maturing mortgages), credit facility borrowings, proceeds from corporate debt offerings or other available corporate funds.  In January and February of 2004, we repaid $199.6 million of the mortgages and construction loans due in 2004 and $240.3 million of the construction loans due in 2005 using proceeds from credit facility borrowings.  The regularly scheduled principal payments will be paid from operating cash flows.

At December 31, 2003, we had interest rate swap agreements and forward-starting swap agreements in place that effectively fix the LIBOR rate on a portion of our variable-rate debt through December 2006.  Information related to the swap agreements as of December 31, 2003 and 2002 is as follows (dollars in millions):

	2003	2002

Total notional amount	$561.9	$315.6
Average fixed effective rate (pay rate)	3.5%	5.7%
Average variable interest rate of related debt (receive rate)	2.7%	3.3%

In accordance with SFAS 133, the net unrealized gains (losses) on derivatives designated as cash flow hedges (including our share of unrealized gains (losses) on derivatives held by unconsolidated real estate ventures accounted for using the equity method) of $3.0 million and ($6.9 million) for 2003 and 2002, respectively, have been recognized as other comprehensive income (loss).  We expect $6.5 million of the amount recorded in other comprehensive income (loss) at December 31, 2003 to be recognized in net earnings during 2004 and the remainder before December 2006.  Interest rate exchange agreements did not have a material effect on the weighted-average effective interest rates on debt at December 31, 2003, 2002 and 2001 or interest expense for 2003, 2002 and 2001. The fair value of our derivative financial instruments was a liability of approximately $5.0 million at December 31, 2003. The fair value of interest rate cap agreements was insignificant at December 31, 2003.

Total interest costs included in continuing operations were $259.4 million in 2003, $247.2 million in 2002 and $216.8 million in 2001, of which $37.8 million, $38.1 million and $35.7 million were capitalized, respectively.

We recognized net gains on the early extinguishment of debt of $21.3 million in 2003, including gains of discontinued operations of $26.9 million.  We recognized net losses on the early extinguishment of debt of $7.7 million in 2002 and $0.5 million in 2001, including losses of discontinued operations of $5.3 million in 2002.  The sources of funds used to pay the debt and fund the prepayment penalties, where applicable, were refinancings of properties, proceeds from the sale of properties secured by extinguished debt and the issuance of the 7.20% Notes.

We estimated fair values of debt instruments based on quoted market prices for publicly-traded debt and on the discounted estimated future cash payments to be made for other debt.  The discount rates used approximate current market rates for loans or groups of loans with similar maturities and credit quality. The estimated future payments include scheduled principal and interest payments and lenders’ participations in operating results, where applicable.

The carrying amount and estimated fair value of our debt at December 31, 2003 and 2002 are summarized as follows (in thousands):

	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Fixed-rate debt	$3,336,678	$3,623,390	$3,216,998	$3,409,037
Variable-rate debt	1,107,814	1,107,814	1,224,479	1,224,479
Total	$4,444,492	$4,731,204	$4,441,477	$4,633,516

Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment.  Settlement of our debt obligations at fair value may not be possible and may not be a prudent management decision.

(8)  Parent Company-obligated mandatorily redeemable preferred securities

The redeemable preferred securities consist of Cumulative Quarterly Income Preferred Securities (preferred securities) at December 31, 2003 and 2002, respectively, with a liquidation amount of $25 per security, which were issued in November 1995 by a statutory business trust.  The trust used the proceeds of the preferred securities and other assets to purchase at par $141.8 million of our junior subordinated debentures (“debentures”) due in November 2025, which are the sole assets of the trust.  The terms of the preferred securities match the terms of the debentures.

Payments to be made by the trust on the preferred securities are dependent on payments that we have undertaken to make, particularly the payments to be made by us on the debentures.  Our compliance with our undertakings, taken together, would have the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the preferred securities.

Distributions on the preferred securities are payable from interest payments received on the debentures and are due quarterly at an annual rate of 9.25% of the liquidation amount, subject to deferral for up to five years under certain conditions.  Distributions payable are included in operating expenses.  Redemptions of the preferred securities are payable at the liquidation amount from redemption payments received on the debentures.

We may redeem the debentures at par at any time, but redemptions at or prior to maturity are payable only from the proceeds of issuance of our capital stock or of securities substantially comparable in economic effect to the preferred securities.  During 2003, we redeemed approximately $57.1 million of the securities using proceeds from the exercise of stock options.  We recognized a loss of $1.7 million related to unamoritized issuance costs upon the redemption of the securities.  In January 2004, we redeemed approximately $56.4 million of the securities using proceeds from the exercise of stock options, and in February 2004, called for the redemption of the remaining securities effective March 17, 2004.  We will recognize aggregate losses of $2.2 million related to unamortized issuance costs relating to the redeemed securities as a result of these transactions.

The estimated fair value of the outstanding redeemable preferred securities was $116.1 million and $216.7 million at December 31, 2003 and 2002, respectively.

(9)  Segment information

We have five business segments:  retail centers, office and other properties, community development, commercial development and corporate.  The retail centers segment includes the operation and management of regional shopping centers, downtown specialty marketplaces, the retail components of mixed-use projects and community retail centers.  The office and other properties segment includes the operation and management of office and industrial properties and the nonretail components of the mixed-use projects.  The community development segment includes the development and sale of land, primarily in large-scale, long-term community development projects in and around Columbia, Maryland, Summerlin, Nevada and Houston, Texas.  The commercial development segment includes the evaluation of all potential new development projects (including expansions of existing properties) and acquisition opportunities and the management of them through the development or acquisition process.  The corporate segment is responsible for shareholder and director services, financial management, strategic planning and certain other general and support functions.  Our business segments offer different products or services and are managed separately because each requires different operating strategies or management expertise.

The operating measure used to assess operating results for the business segments is Net Operating Income (“NOI”). Prior to April 1, 2004, we excluded certain expenses related to organizational changes and early retirement costs from our definition of NOI. Effective April 1, 2004, we revised our definition to include these amounts in our corporate segment. We made these reclassifications because these expenses are neither infrequent nor unusual and are becoming a normal cost of doing business. Prior to July 1, 2003, we included certain income taxes in our definition of NOI. Effective July 1, 2003, we revised our definition to exclude these amounts from NOI, affecting primarily the presentation of our community development activities.  We made this change because we now assess the operating results of our segments on a pre-tax basis and believe this revised measure better reflects the performance of the underlying assets.  Amounts for prior periods have been reclassified to conform to the current definition.

The accounting policies of the segments are the same as those described in note 1, except that:

•                  we account for real estate ventures in which we have joint interest and control and certain other minority interest ventures (“proportionate share ventures”) using the proportionate share method rather than the equity method;

•                  we include our share of NOI less interest expense and ground rent expense of other unconsolidated minority interest ventures (“other ventures”) in revenues; and

•                  we include discontinued operations and minority interests in NOI rather than presenting them separately.

These differences affect only the reported revenues and operating expenses of the segments and have no effect on our reported net earnings.

Operating results for the segments are summarized as follows (in thousands):

	Retail Centers	Office and Other Properties	Community Development	Commercial Development	Corporate	Total
2003
Revenues	$843,241	$200,994	$291,439	$—	$—	$1,335,674
Operating expenses	334,336	78,810	167,549	13,833	26,951	621,479
NOI	$508,905	$122,184	$123,890	$(13,833)	$(26,951)	$714,195

2002
Revenues	$775,513	$205,191	$240,992	$—	$—	$1,221,696
Operating expenses	305,686	80,195	154,827	12,986	29,873	583,567
NOI	$469,827	$124,996	$86,165	$(12,986)	$(29,873)	$638,129

2001
Revenues	$637,211	$203,716	$218,322	$—	$—	$1,059,249
Operating expenses	261,494	75,814	140,317	6,871	13,138	497,634
NOI	$375,717	$127,902	$78,005	$(6,871)	$(13,138)	$561,615

Segment revenues exclude corporate interest income and gains (losses) on marketable securities classified as trading. Segment operating expenses include provision for bad debts, losses (gains) on marketable securities and net losses (gains) on sales of properties developed for sale and exclude income taxes, ground rent expense, distributions on Parent Company-obligated mandatorily redeemable preferred securities and other subsidiary preferred stock and real estate depreciation and amortization.

Reconciliations of total revenues and operating expenses reported above to the related amounts in the consolidated financial statements and of NOI reported above to earnings before net gains (losses) on dispositions of interests in operating properties, discontinued operations and cumulative effect of change in accounting principle in the consolidated financial statements are summarized as follows (in thousands):

	2003	2002	2001

Revenues:
Total reported above	$1,335,674	$1,221,696	$1,059,249
Our share of revenues of unconsolidated real estate ventures	(151,229)	(117,123)	(97,789)
Revenues of discontinued operations	(88,469)	(165,700)	(173,524)
Other	176	1,273	4,028
Total in consolidated financial statements	$1,096,152	$940,146	$791,964

Operating expenses, exclusive of provision for bad debts, depreciation and amortization:
Total reported above	$621,479	$583,567	$497,634
Our share of operating expenses of unconsolidated real estate ventures	(50,914)	(36,907)	(27,987)
Operating expenses of discontinued operations	(39,425)	(72,542)	(75,673)
Other	14,214	16,710	15,934
Total in consolidated financial statements	$545,354	$490,828	$409,908

Operating results:
NOI reported above	$714,195	$638,129	$561,615
Interest expense	(221,619)	(209,064)	(181,119)
NOI of discontinued operations	(49,044)	(93,158)	(97,851)
Depreciation and amortization	(171,183)	(129,305)	(100,182)
Other provisions and losses, net	(24,531)	(24,082)	(816)
Impairment losses on operating properties	—	—	(374)
Income taxes, primarily deferred	(42,598)	(29,151)	(26,752)
Our share of interest expense, ground rent expense, depreciation and amortization, other provisions and losses, net, income taxes and gains on operating properties of unconsolidated real estate ventures, net	(68,894)	(46,957)	(37,241)
Other	(15,956)	(20,235)	(18,498)

Earnings before net gains (losses) on dispositions of interests in operating properties, discontinued operations and cumulative effect of change in accounting principle in consolidated financial statements	$120,370	$86,177	$98,782

The assets by segment and the reconciliation of total segment assets to the total assets in the consolidated financial statements at December 31, 2003, 2002 and 2001 are summarized as follows (in thousands):

	2003	2002	2001

Retail centers	$5,069,644	$5,183,442	$3,459,666
Office and other properties	1,165,599	1,105,636	1,053,789
Community development	835,525	461,403	472,226
Commercial development	114,439	67,228	134,627
Corporate	327,294	153,836	125,613
Total segment assets	7,512,501	6,971,545	5,245,921
Our share of assets of unconsolidated proportionate share ventures	(1,464,329)	(923,372)	(587,733)
Investment in and advances to unconsolidated proportionate share ventures	591,072	345,978	225,295
Total assets in consolidated financial statements	$6,639,244	$6,394,151	$4,883,483

Investments in and advances to unconsolidated real estate ventures, by segment, are summarized as follows (in thousands):

	2003	2002	2001

Retail centers	$345,486	$320,849	$219,159
Office and other properties	158,360	98,005	30,700
Community development	144,021	23,551	19,714
Total	$647,867	$442,405	$269,573

Additions to long-lived assets of the segments are summarized as follows (in thousands):

	2003	2002	2001

Retail centers:
Redevelopment, expansions and renovations	$98,940	$128,660	$126,171
Improvements for tenants and other	54,895	36,813	44,274
Acquisitions	382,775	864,776	—
	536,610	1,030,249	170,445
Office and other properties:
Improvements for tenants and other	19,652	19,381	14,894
Acquisitions	122,534	25,000	—
	142,186	44,381	14,894
Community development:
Land development expenditures	103,651	109,139	116,753
Acquisitions	320,398	—	—
	424,049	109,139	116,753
Commercial development - costs of new projects	79,196	98,873	77,025
Total	$1,182,041	$1,282,642	$379,117

Approximately $36.5 million, $75.0 million and $70.6 million of the additions (exclusive of acquisitions) in 2003, 2002 and 2001, respectively, relate to properties owned by unconsolidated real estate ventures.

(10)  Income taxes

The REIT Modernization Act (“RMA”) was included in the Tax Relief Extension Act of 1999 (“Act”), which was enacted into law on December 17, 1999.  RMA includes numerous amendments to the provisions governing the qualification and taxation of REITs, and these amendments were effective January 1, 2001.  The Act provided, among other things, for the creation of taxable REIT subsidiaries (“TRS”).  TRS are corporations that are permitted to engage in nonqualifying REIT activities.  A REIT is permitted to own up to 100% of the voting stock of a TRS.  Previously, a REIT could not own more than 10% of the voting stock of a corporation conducting nonqualifying activities.  Relying on this legislation, in January 2001, we acquired all of the voting stock of the majority financial interest ventures owned by a trust, of which certain employees are beneficiaries.  We and these now wholly owned subsidiaries made a joint election to treat the subsidiaries as TRS for Federal and certain state income tax purposes beginning January 2, 2001.

As a REIT, we generally will not be subject to corporate level Federal income tax on taxable income we distribute currently to our stockholders.  If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for the next four subsequent taxable years.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to Federal income and excise taxes on our undistributed taxable income.  In addition, taxable income of a TRS is subject to Federal, state and local income taxes.  Current Federal income taxes of the TRS are likely to increase in future years as we exhaust the net loss carryforwards of certain TRS and complete certain land development projects.  These increases could be significant.  See note 20 on subsequent events related to REIT matters.

In connection with our election to be taxed as a REIT, we have also elected to be subject to the “built-in gain” rules on the assets of our Qualified REIT Subsidiaries (“QRS”). Under these rules, taxes will be payable at the time and to the extent that the net unrealized gains on our assets at the date of our conversion to REIT status (January 1, 1998) are recognized in taxable dispositions of such assets in the ten-year period following conversion.  Such net unrealized gains were approximately $2.5 billion on January 1, 1998.  We believe that we will not be required to make significant payments of taxes on built-in gains throughout the ten-year period due to the availability of our net operating loss carryforward to offset built-in gains which might be recognized and the potential for us to make nontaxable dispositions through like-kind exchanges, if necessary.  It may be necessary to recognize a liability for such taxes in the future if our plans and intentions with respect to QRS asset dispositions, or the related tax laws, change.

The income tax provisions (benefits) for the years ended December 31, 2003, 2002 and 2001 are summarized as follows (in thousands):

	2003			2002			2001
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
Continuing operations:
Operating income	$1,286	$41,312	$42,598	$1,496	$27,655	$29,151	$3,483	$23,269	$26,752
Gains on dispositions	934	2,091	3,025	—	2,010	2,010	—	—	—

Discontinued operations:
Operating income	289	(98)	191	—	(736)	(736)	—	2,133	2,133
Gains on dispositions	—	618	618	—	17,938	17,938	—	—	—
	$2,509	$43,923	$46,432	$1,496	$46,867	$48,363	$3,483	$25,402	$28,885

Income tax expense attributable to continuing operations is reconciled to the amount computed by applying the Federal corporate tax rate as follows (in thousands):

	2003	2002	2001

Tax at statutory rate on earnings from continuing operations before income taxes	$64,865	$58,346	$44,601
Increase (decrease) in valuation allowance, net	(10,304)	1,284	1,613
State income taxes, net of Federal income tax benefit	1,218	1,056	1,376
Tax at statutory rate on earnings not subject to Federal income taxes and other	(10,156)	(29,525)	(20,838)
Income tax expense	$45,623	$31,161	$26,752

Each TRS is a tax paying component for purposes of classifying deferred tax assets and liabilities.  At December 31, 2003, our net deferred tax assets were $91.0 million and our net deferred tax liabilities were $86.4 million.  Our net deferred tax liabilities were $92.4 million at December 31, 2002.  The amounts are summarized as follows (in thousands):

	2003	2002

Total deferred tax assets	$184,060	$31,132
Total deferred tax liabilities	(177,261)	(111,010)
Valuation allowance	(2,230)	(12,534)
Net deferred tax assets (liabilities)	$4,569	$(92,412)

The tax effects of temporary differences and loss carryforwards included in the net deferred tax assets (liabilities) at December 31, 2003 and 2002 are summarized as follows (in thousands):

	2003	2002

Property, primarily differences in depreciation and amortization, the tax basis of land assets and treatment of interest and certain other costs	$(164,292)	$(103,853)
Interest deduction carryforwards	162,569	13,484
Operating loss and tax credit carryforwards	12,319	13,111
Other	(6,027)	(15,154)
Total	$4,569	$(92,412)

In September 2003, we acquired a controlling financial interest in an entity (in which we previously held a minority interest acquired from Rodamco) whose assets include, among other things, approximately $400 million of temporary differences (primarily interest deduction carryforwards).  We believe that it is more likely than not that we will realize these assets and, accordingly, recorded a deferred tax asset of approximately $140 million.  We also recorded a deferred credit of approximately $122 million in accordance with EITF Issue 98-11, “Accounting for Acquired Temporary Differences in Certain Purchase Transactions That Are Not Accounted for as Business Combinations.”  This deferred credit will reduce income tax expense when the deferred tax asset is realized.

As indicated above, the deferred tax assets relate primarily to differences in the book and tax bases of property (particularly land assets) and to operating loss and interest deduction carryforwards for Federal income tax purposes.  A valuation allowance has been established due to the uncertainty of realizing operating loss and interest deduction carryforwards of certain TRS.  Prior to the third quarter of 2003, we had recorded valuation allowances related to certain deferred tax assets that we could not conclude were more likely than not to be realized.  A significant portion of these assets related to temporary differences, primarily net operating loss carryforwards, attributed to a TRS that is an investor in the planned community of Fairwood.  Land sales at Fairwood began in the fourth quarter of 2001.  Based on our experience through the third quarter of 2003 and our projections to completion of the project, we determined that it is more likely than not that we will realize substantially all of these deferred tax assets.  Accordingly, in the third quarter of 2003, we eliminated $8.1 million of the valuation allowance related to these deferred tax assets.  Reversals of other valuation allowances of $3.4 million in 2003 and $1.8 million in 2002 related to certain tax credit carryforwards that we were previously unable to conclude were more likely than not to be realized.  Based on projections of future taxable income, management believes that it is more likely than not that the deferred tax assets at December 31, 2003, net of the valuation allowance, will be realized.  The amount of the deferred tax assets considered realizable could be reduced in the near term, however, if estimates of future taxable income are reduced.  Deferred income taxes will become payable as temporary differences reverse (primarily due to the completion of land development projects) and TRS net operating loss carryforwards are exhausted.

At December 31, 2003, the income tax bases of our assets and liabilities were approximately $5.7 billion and $5.6 billion, respectively.  The REIT net operating loss carryforward at December 31, 2003 for Federal income tax purposes aggregated approximately $208.6 million and will expire from 2005 to 2011.  The TRS net operating and capital loss carryforwards at December 31, 2003 for Federal income tax purposes aggregated approximately $36.1 million and will begin to expire in 2007.  The TRS interest deduction carryforwards at December 31, 2003 for Federal income tax purposes aggregated approximately $464.5 million and do not expire.

(11)  Other provisions and losses, net

Other provisions and losses, net are summarized as follows (in thousands):

	2003	2002	2001

Pension plan curtailment loss (see note 6)	$10,212	$—	$—
Pension plan settlement losses (see note 6)	10,827	8,267	—
Losses on early extinguishment of debt	7,242	2,333	451
Impairment provision – MerchantWired	—	11,623	—
Gain on foreign exchange derivatives	—	(1,134)	—
Other	(3,750)	2,993	365
Total	$24,531	$24,082	$816

We recognized net losses, primarily prepayment penalties and unamortized issuance costs, of $7.2 million, $2.3 million and $0.5 million in 2003, 2002 and 2001, respectively, related to the extinguishment of debt not associated with discontinued operations prior to scheduled maturity.

MerchantWired was an unconsolidated joint venture with other real estate companies to provide broadband telecommunication services to tenants.  In the second quarter of 2002, we and the other real estate companies decided to discontinue the operations of MerchantWired.  Accordingly, we recorded an impairment provision for the entire amount of our net investment in the venture.

A portion of the purchase price for the acquisition of assets from Rodamco (see note 18) was payable in euros.  In January 2002, we acquired options to purchase 601 million euros at a weighted-average per euro price of $0.8819.  These transactions were executed to reduce our exposure to movements in currency exchange rates between the date of the purchase agreement and the closing date.  The contracts were scheduled to expire in May 2002 and had an aggregate cost of $11.3 million.  In April 2002, we sold the contracts for net proceeds of $10.2 million and recognized a loss of $1.1 million.  We also executed and subsequently sold a euro forward contract and realized a gain of $2.2 million.  As of December 31, 2003, we owned no foreign currency or financial instruments that exposed us to risk of movements in currency exchange rates.

In 2003, we earned a fee of $4.0 million on the facilitation of a real estate transaction between two parties that are unrelated to us.

In 2002, we agreed to pay $3.0 million of costs incurred by an entity that sold us a portfolio of office and industrial buildings in 1998 to resolve certain tax-related matters arising from the transaction.

(12)  Impairment losses on operating properties reported in continuing operations

In 2001, we recognized an additional impairment loss ($0.4 million) on our investment in a retail center (Randhurst) that we and the other venturer intend to dispose.  We changed our plans and intentions as to the manner in which this property would be operated in the future and revised our estimate of the most likely holding period.  As a result, we evaluated the recoverability of the carrying amount of our investment, determined that the carrying amount was not recoverable from the future cash flows and recognized an impairment loss.

(13)  Net gains (losses) on dispositions of interests in operating properties

Net gains (losses) on dispositions of interests in operating properties included in earnings from continuing operations are summarized as follows (in thousands):

	2003	2002	2001

Regional retail centers	$21,561	$42,582	$—
Community retail center	—	4,316	—
Other	5,071	2,048	(58)
Total	$26,632	$48,946	$(58)

In 2003, in a transaction related to the sale of retail centers in the Philadelphia metropolitan area (see note 2), we acquired Christiana Mall from a party related to the purchaser and assumed a participating mortgage secured by Christiana Mall.  The participating mortgage had a fair value of $160.9 million.  The holder of this mortgage had the right to receive $120 million in cash and participation in cash flows and the right to convert this participation feature into a 50% equity interest in Christiana Mall.  The holder exercised this right in June 2003.  We recorded a portion of the cost of Christiana Mall based on the historical cost of the properties we exchanged to acquire this property because a portion of the transaction was considered nonmonetary under EITF Issue 01-2, “Interpretations of APB Opinion No. 29.”  As a consequence, when we subsequently disposed of the 50% interest in the property, we recognized a gain of $21.6 million.

Also in 2003, we sold our investment in Kravco Investments, L.P. for approximately $52 million.  We recorded a gain on this transaction of approximately $4.6 million, net of taxes of approximately $3.0 million.

In April 2002, we sold our interests in 12 community retail centers (see note 2). Our interests in one of the community retail centers were reported in unconsolidated real estate ventures and the gain on the sale of our interests in this property ($4.3 million, net of deferred income taxes of $2.0 million) is included in continuing operations.  The remaining gain on this transaction is classified as a component of discontinued operations. In April 2002, we sold our interest in Franklin Park, a regional retail center in Toledo, Ohio, for $20.5 million and the buyer assumed our share of the center’s debt ($44.7 million).  Our interest in this property was reported in unconsolidated real estate ventures and, accordingly, the gain of $42.6 million that we recorded on this transaction is included in continuing operations.

(14)  Preferred stock

We have authorized 50,000,000 shares of Preferred stock of 1¢ par value per share of which, at December 31, 2003 (a) 4,505,168 shares were classified as Series A Convertible Preferred; (b) 4,600,000 shares were classified as Series B Convertible Preferred; (c) 10,000,000 shares were classified as Increasing Rate Cumulative Preferred; and (d) 37,362 shares were classified as 10.25% Junior Preferred, Series 1996.

The shares of Series B Convertible Preferred stock have a liquidation preference of $50 per share and earn dividends at an annual rate of 6% of the liquidation preference.  At the option of the holders, each share of the Series B Convertible Preferred stock is convertible into shares of our common stock at a conversion price of $38.125 per share (equivalent to a conversion rate of approximately 1.311 shares of common stock for each share of Preferred stock).  The conversion price is subject to adjustment in certain circumstances such as stock dividends, stock splits, rights offerings, mergers and similar transactions.  In addition, these shares of Preferred stock are redeemable for shares of common stock at our option, subject to certain conditions related to the market price of our common stock.  There were 4,047,555 shares and 4,050,000 shares of Preferred stock issued and outstanding at December 31, 2003 and 2002, respectively. On January 7, 2004, we called for the redemption of all outstanding shares of the Series B Convertible Preferred stock pursuant to the terms of its issuance and established February 10, 2004 as the redemption date.  In January and February 2004, we issued 5,306,797 shares of common stock upon conversion or redemption of all of the outstanding shares of Series B Convertible Preferred stock.

Shares of the Increasing Rate Cumulative Preferred stock are issuable only to former Hughes owners or their successors pursuant to the Contingent Stock Agreement described in note 15.  These shares are issuable only in limited circumstances and no shares have been issued.  There were no shares of the Series A Convertible Preferred stock or 10.25% Junior Preferred stock, Series 1996, outstanding at December 31, 2003 and 2002.  In February 2004, our Board of Directors adopted resolutions rescinding the classification of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the 10.25% Junior Preferred Stock.

(15)  Common stock

At December 31, 2003, shares of authorized and unissued common stock are reserved as follows:  (a) 9,692,408 shares for issuance under the Contingent Stock Agreement discussed below; (b) 10,800,024 shares for issuance under our stock option and stock bonus plans and (c) 5,306,797 shares for conversion of the Series B Convertible Preferred stock.

In connection with the acquisition of The Hughes Corporation (“Hughes”) in 1996, we entered into a Contingent Stock Agreement (“Agreement”) for the benefit of the former Hughes owners or their successors (“beneficiaries”).  Under terms of the Agreement, additional shares of common stock (or in certain circumstances, Increasing Rate Cumulative Preferred stock) are issuable to the beneficiaries based on the appraised values of four defined groups of acquired assets at specified “termination dates” to 2009 and/or cash flows generated from the development and/or sale of those assets prior to the termination dates (“earnout periods”).  The distributions of additional shares, based on cash flows, are determined and payable semiannually as of June 30 and December 31.  At December 31, 2003, approximately 333,000 shares ($15.3 million) were issuable to the beneficiaries, representing their share of cash flows for the semiannual period ended December 31, 2003.

The Agreement is, in substance, an arrangement under which we and the beneficiaries will share in cash flows from development and/or sale of the defined assets during their respective earnout periods, and we will issue additional shares of common stock to the beneficiaries based on the value, if any, of the defined asset groups at the termination dates.  We account for the beneficiaries’ shares of earnings from the assets subject to the agreement as an operating expense. We account for any distributions to the beneficiaries as of the termination dates related to assets we own as of the termination dates as additional investments in the related assets (i.e., contingent consideration).  At the time of acquisition of Hughes, we reserved 20,000,000 shares of common stock for possible issuance under the Agreement.  The number of shares reserved was determined based on estimates in accordance with the provisions of the Agreement.  The actual number of shares issuable will be determined only from events occurring over the term of the Agreement and could differ significantly from the number of shares reserved.  All shares of common stock repurchased in 2003, 2002 and 2001 were subsequently issued pursuant to the Contingent Stock Agreement.

In 1999, our Board of Directors authorized the repurchase of common shares for up to $250 million, subject to certain pricing restrictions.  No shares were repurchased under this program in 2003, 2002 or 2001.

In January and February 2002, we issued 16.675 million shares of common stock for net proceeds of $456.3 million ($27.40 per share less issuance costs) under our effective shelf registration statement.  We used the proceeds of the stock issuance to repay property and other debt and to fund a portion of the purchase price of the acquisition of the assets of Rodamco (see note 18).

Under our stock option plans, options to purchase shares of common stock and stock appreciation rights may be awarded to our directors, officers and employees.  Stock options are generally granted with an exercise price equal to the market price of the common stock on the date of grant, typically vest over a three- to five-year period, subject to certain conditions, and have a maximum term of ten years.  We have not granted any stock appreciation rights.  Changes in options outstanding under the plans are summarized as follows:

	2003		2002		2001
	Shares	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price

Balance at beginning of year	10,124,004	$26.72	8,813,085	$25.58	7,841,881	$24.78
Options granted	2,941,137	32.53	2,769,932	29.14	2,370,888	25.97
Options exercised	(6,191,184)	27.32	(1,307,854)	24.06	(1,296,434)	21.64
Options expired or cancelled	(55,861)	27.40	(151,159)	27.32	(103,250)	23.15
Balance at end of year	6,818,096	$30.10	10,124,004	$26.72	8,813,085	$25.58

Information about stock options outstanding at December 31, 2003 is summarized as follows:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Shares	Weighted- average Remaining Life (Years)	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price
$18.00-26.50	2,066,374	6.2	$23.26	582,072	$22.37
$26.51-39.70	4,006,709	7.5	30.97	1,309,554	31.38
$39.71-47.00	745,013	4.8	44.40	745,013	44.40
	6,818,096	6.8	$30.10	2,636,639	$33.07

At December 31, 2002 and 2001, options to purchase 4,767,166 and 3,728,711 shares, respectively, were exercisable at per share weighted-average prices of $27.68 and $26.95, respectively.

The option prices were greater than or equal to the market prices at the date of grant for all of the options granted in 2003, 2002 and 2001 and, because we use the intrinsic value-based method of accounting for stock options, no compensation cost has been recognized for stock options granted to our directors, officers and employees.  Expense recognized for stock options granted to employees of our unconsolidated ventures was insignificant.

Under our stock bonus plans, shares of common stock may be awarded to our directors, officers and employees.  Shares awarded under the plans are typically subject to forfeiture restrictions which lapse at defined annual rates. Awards granted in 2003, 2002 and 2001 aggregated 145,800 shares, 146,950 shares and 266,850 shares, respectively, with a weighted-average market value per share of $32.64, $28.14 and $24.84, respectively.  In connection with certain stock bonus plan awards, we made loans (when permissible) to the recipients for the payment of related income taxes, which loans were forgiven (when permissible) subject to the recipients’ continued employment.  The total loans outstanding at December 31, 2002 and 2001 were $0.1 million and $0.5 million, respectively.  There were no such loans outstanding at December 31, 2003.  We recognize amortization of the fair value of the stock awarded and any forgiven loans as compensation costs on a straight-line basis over the terms of the awards.  Such costs amounted to $6.3 million in 2003, $5.5 million in 2002 and $3.2 million in 2001.

The tax status of dividends per share of common stock was as follows:

	2003	2002	2001

Ordinary income	$0.50	$1.56	$1.27
Qualified dividend income-15% tax rate	0.64	—	—
Return of capital	0.54	—	0.15
Total	$1.68	$1.56	$1.42

(16)  Earnings per share

Information relating to the calculations of earnings per share (“EPS”) of common stock is summarized as follows (in thousands):

	2003		2002		2001
	Basic	Diluted	Basic	Diluted	Basic	Diluted

Earnings from continuing operations	$147,002	$147,002	$135,123	$135,123	$98,724	$98,724
Dividends on unvested common stock awards and other	(660)	(660)	(860)	(860)	(679)	(679)
Dividends on Series B Convertible Preferred stock	(12,150)	(12,150)	(12,150)	(12,150)	(12,150)	(12,150)
Adjusted earnings from continuing operations	$134,192	$134,192	$122,113	$122,113	$85,895	$85,895

Weighted average shares outstanding	88,453	88,453	84,954	84,954	68,637	68,637
Dilutive securities:
Options, unvested common stock awards and other	—	2,155	—	1,492	—	932
Adjusted weighted-average shares used in EPS computation	88,453	90,608	84,954	86,446	68,637	69,569

Effects of potentially dilutive securities are presented only in periods in which they are dilutive.

(17)  Leases

We, as lessee, have entered into operating leases, primarily for land at operating properties, expiring at various dates through 2076.  Rents under such leases at properties included in continuing operations and discontinued operations aggregated $7.5 million in 2003, $8.6 million in 2002 and $8.8 million in 2001, including contingent rents, based on the operating performance of the related properties, of $1.5 million, $2.2 million and $2.5 million, respectively.  In addition, we are responsible for real estate taxes, insurance and maintenance expenses.  Minimum rent payments due under operating leases in effect at properties included in continuing operations at December 31, 2003 are summarized as follows (in thousands):

2004	$4,646
2005	4,646
2006	4,646
2007	4,646
2008	4,646
Subsequent to 2008	168,974
Total	$192,204

We lease space in our operating properties to tenants primarily under operating leases.  In addition to minimum rents, the majority of the retail center leases provide for percentage rents when the tenants’ sales volumes exceed stated amounts, and the majority of the retail center and office leases provide for other rents which reimburse us for certain of our operating expenses.  Rents from tenants at properties included in earnings from continuing operations are summarized as follows (in thousands):

	2003	2002	2001

Minimum rents	$497,376	$431,166	$349,240
Percentage rents	9,219	9,458	7,537
Other rents, primarily reimbursements of operating expenses	250,737	206,770	159,504
Total	$757,332	$647,394	$516,281

Minimum rents to be received from tenants under operating leases in effect at properties included in continuing operations at December 31, 2003 are summarized as follows (in thousands):

2004	$483,133
2005	431,742
2006	378,264
2007	328,397
2008	272,601
Subsequent to 2008	795,163
Total	$2,689,300

Rents under finance leases aggregated $8.7 million in 2003, 2002 and 2001.  The net investment in finance leases at December 31, 2003 and 2002 is summarized as follows (in thousands):

	2003	2002

Total minimum rent payments to be received over lease terms	$94,378	$103,113
Estimated residual values of leased properties	788	788
Unearned income	(33,557)	(38,857)
Net investment in finance leases	$61,609	$65,044

Minimum rent payments to be received from tenants under finance leases in effect at December 31, 2003 are summarized as follows (in thousands):

2004	$8,931
2005	8,970
2006	8,472
2007	8,444
2008	8,444
Subsequent to 2008	51,117
Total	$94,378

(18)  Acquisition of assets from Rodamco

In January 2002, we, Simon Property Group, Inc. (“Simon”) and Westfield America Trust (“Westfield”) announced that affiliates of each (collectively, the “Purchasers”) entered into a Purchase Agreement with Rodamco North America N.V. (“Rodamco”) to purchase substantially all of the assets of Rodamco for an aggregate purchase price of approximately 2.48 billion euros and the assumption of substantially all of Rodamco’s liabilities.  In connection with the Purchase Agreement, affiliates of the Purchasers entered into a Joint Purchase Agreement that specified the assets each would acquire and set forth the basis upon which the portion of the aggregate purchase price to be paid to Rodamco by each Purchaser would be determined.  On May 3, 2002, the purchase closed.

The primary assets we acquired include direct or indirect ownership interests in eight regional retail centers, leased primarily to national retailers, which we intend to continue to operate, and are described below:

Property	Interest Acquired	Leasable Mall Square Feet	Department Store Square Feet	Location
	(%)
Collin Creek (1)	70	331,000	790,000	Plano, TX
Lakeside Mall	100	516,000	961,000	Sterling Heights, MI
North Star (2)	96	435,000	816,000	San Antonio, TX
Oakbrook Center (4)	47	842,000	1,425,000	Oakbrook, IL
Perimeter Mall (1), (5)	50	502,000	779,000	Atlanta, GA
The Streets at South Point (3)	94	590,000	730,000	Durham, NC
Water Tower Place (4)	52	310,000	510,000	Chicago, IL
Willowbrook (1)	62	500,000	1,028,000	Wayne, NJ

Notes:

(1)          Properties were owned by existing joint ventures or through tenancies in common between Rodamco and us.  As a result, we owned 100% interests in these properties upon acquisition.

(2)          In 2000, we transferred a 33.95% ownership interest in North Star to our joint venture partner (an affiliate of Rodamco) and retained a 3.55% ownership interest in the property.  We also relinquished our rights to jointly control the operation of the property and terminated our property management agreement.  We received a cash distribution of approximately $82.5 million in this transaction.  We accounted for this transaction as a partial sale of real estate.  Accordingly, we realized a gain for the difference between the sales values and the proportionate cost (90.5%) of the partial interest sold.  We deferred recognition of this gain due to our continuing involvement with the venture related to our guarantee of up to $25 million of its debt obligations.  We allocated the cost of the acquisition of Rodamco to the acquired assets (including acquired interests in North Star) and liabilities assumed based on their estimated fair values at the time of acquisition.  As a result, the $25 million deferred gain was recorded as a reduction in our investment in North Star.

(3)          Property began operations in March 2002.

(4)          Property also contains significant office space.

(5)          In October 2002, we contributed our ownership interest in Perimeter Mall to a joint venture in exchange for a 50% interest in that joint venture and a cash distribution of $67.1 million.

Other primary assets we acquired include a 100% interest in a parcel of land and building at Collin Creek that is leased to Dillard’s department store and a 99% noncontrolling limited partnership interest in an entity that leased land from us to redevelop a portion of Fashion Show (a retail center in Las Vegas, Nevada).  The first phase of the redevelopment project opened in November 2002.  A subsidiary of a trust, of which certain employees are beneficiaries (an entity that we neither own nor control), owned the controlling interest in the limited partnership.  Prior to opening, we acquired the controlling interest for $0.1 million.  In connection with the acquisition, we consolidated the accounts of the limited partnership, including $100.8 million of property debt.

The Purchasers also jointly acquired interests in several other assets.  Our share of these jointly held assets is 27.285%.  These assets included:

•                  A 40% interest in River Ridge, a retail center in Lynchburg, VA, that the purchasers disposed of in July 2003;

•                  Sawmill Place Plaza, a retail center in Columbus, OH, that was sold by the Purchasers on November 15, 2002;

•                  A 50% interest in Durham Associates, a partnership that owned and operated South Square Mall, a regional shopping center in Durham, NC that was subject to a contract of sale at the closing date and was sold by the Purchasers on August 2, 2002;

•                  A 59.17% interest in Kravco Investments, L.P., a limited partnership that owns investments in retail centers, primarily in the greater Philadelphia area.  We sold our share of the interest in Kravco Investments, L.P. to Simon in December 2003;

•                  Urban Retail Properties Co., a property management company that manages properties owned by others;

•                  Purchase money notes receivable that arose from the sales of other assets by Rodamco; and

•                  A 50% interest in Westin New York, a hotel in New York City that began operations in October 2002.

The allocation of the purchase cost is summarized as follows (in thousands):

Property and property-related deferred costs	$1,156,129
Properties in development	2,059
Investments in and advances to unconsolidated real estate ventures	248,928
Prepaid expenses, receivables under finance leases and other assets	79,078
Accounts and notes receivable	1,998
Total assets	1,488,192
Less–Debt and other liabilities	672,903
Cash required	$815,289

We paid approximately 605 million euros (approximately $546 million based on exchange rates then in effect) to Rodamco at closing.  We also paid approximately $269 million to retire some of the obligations of Rodamco and to pay our share of transaction costs.  Our share of the purchase price was based on the allocated prices of the properties that we acquired, directly or indirectly, our share of the jointly held assets and our share of Rodamco’s obligations retired and the transaction expenses.  The aggregate purchase price was determined as a result of negotiations between Rodamco and the Purchasers; our portion of the aggregate purchase price was determined as a result of negotiations among the Purchasers.

Funds for payment of our portion of the purchase price were provided as follows (in thousands):

Sale of Columbia community retail centers	$111,120
Sale of interest in Franklin Park	20,500
Issuance of common stock in January and February 2002	279,347
Borrowings under bridge loan facility	392,500
Cash on hand	11,822
Cash required	$815,289

In connection with the purchase, we borrowed $392.5 million under a bridge loan facility provided by Banc of America Securities LLC and Banc of America Mortgage Capital Corporation.  The facility provided for no additional availability and had an initial maturity of November 2002 which was extended to May 2003.  We repaid approximately $220.4 million of the bridge loan facility with a portion of the proceeds from the issuance of the 7.20% Notes in September 2002 (see note 7).  Additionally, in October 2002, we repaid $111.2 million of the facility with the distribution proceeds from two unconsolidated real estate ventures (see note 2).  In November and December 2002, we repaid the remaining borrowings under the facility using proceeds from borrowings under our revolving credit facility.

The consolidated statement of operations for the year ended December 31, 2002 includes revenues and costs and expenses of the assets acquired from Rodamco from the date of acquisition.  We prepared pro forma consolidated results of operations for the years ended December 31, 2002 and 2001, assuming the acquisition of assets from Rodamco and the sales of assets used to fund a portion of the cash requirement of the acquisition occurred on January 1, 2001.  The net gains related to these sales of assets are excluded from the pro forma results.  The unaudited pro forma results are summarized as follows (in thousands, except per share data):

	2002	2001

Revenues	$996,452	$937,600
Equity in earnings of unconsolidated real estate ventures	32,995	35,073
Earnings before net gains (losses) on dispositions of interests in operating properties, discontinued operations and cumulative effect of change in accounting principle	96,139	121,199
Net earnings	77,438	130,890

Earnings per share of common stock
Basic:
Continuing operations	$1.00	$1.35
Discontinued operations	(.25)	.15
Cumulative effect of change in accounting principle	—	(.01)
Net earnings	$.75	$1.49

Diluted:
Continuing operations	$.99	$1.33
Discontinued operations	(.25)	.15
Cumulative effect of change in accounting principle	—	(.01)
Net earnings	$.74	$1.47

The pro forma revenues, equity in earnings of unconsolidated real estate ventures and net earnings summarized above are not necessarily indicative of the results that would have occurred if the acquisition and sales had been consummated at January 1, 2001 or of future results of operations.

(19)  Other commitments and contingencies

Other commitments and contingencies (that are not reflected in the consolidated balance sheet) at December 31, 2003 are summarized as follows (in millions):

Guarantee of debt of unconsolidated real estate ventures:
Village of Merrick Park	$100.0
Hughes Airport-Cheyenne Centers	28.8
Construction contracts for properties in development:
Consolidated subsidiaries, primarily related to Fashion Show and The Shops at La Cantera	103.1
Our share of unconsolidated real estate ventures, primarily related to the Village of Merrick Park	9.5
Contract to purchase an interest in Mizner Park	18.0
Construction and purchase contracts for land development	83.1
Our share of long-term ground lease obligations of unconsolidated real estate ventures	121.1
Bank letters of credit and other	14.9
$478.5

We previously guaranteed the repayment of a construction loan of the unconsolidated real estate venture that owns the Village of Merrick Park.  In October 2003, the venture repaid this loan with proceeds from a $194 million mortgage loan.  We have guaranteed $100 million of the mortgage loan.  The amount of the guarantee may be reduced or eliminated upon the achievement of certain lender requirements.  The fair value of the guarantee is not material.  Additionally, venture partners have provided guarantees to us for their share (60%) of the loan guarantee.

At December 31, 2003, we had a shelf registration statement for the future sale of up to an aggregate of $680 million (based on the public offering price) of common stock, Preferred stock and debt securities.  Securities may be issued pursuant to this registration statement in amounts and on terms to be determined at the time of offering.

We and certain of our subsidiaries are defendants in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount.  Some of these litigation matters are covered by insurance.  We are also aware of claims arising from disputes in the ordinary course of business.  We record provisions for litigation matters and other claims when we believe a loss is probable and can be reasonably estimated.  At December 31, 2003, recorded aggregate liabilities related to these claims were not significant.  We further believe that any losses we may suffer for litigation and other claims in excess of the recorded aggregate liabilities are not material.  Accordingly, in our opinion, adequate provision has been made for losses with respect to litigation matters and other claims, and the ultimate resolution of these matters is not likely to have a material effect on our consolidated financial position or results of operations.  Our assessment of the potential outcomes of these matters involves significant judgment and is subject to change based on future developments.

(20)  Subsequent events

In January 2004, we acquired our partners’ interests in entities developing Fairwood for approximately $32 million.

In January and February of 2004, we disposed of most of our remaining assets at Hughes Center for approximately $172 million and recognized gains, net of taxes, of approximately $39.5 million.

In January 2004, we acquired a 50% interest in additional office components at Mizner Park for approximately $18 million.

In January and February 2004, we redeemed, or called for redemption, all remaining outstanding Parent Company-obligated mandatorily redeemable preferred securities (see note 8).

In January and February 2004, we redeemed all outstanding shares of Series B Convertible Preferred Stock (see note 14).

In February 2004, we adopted a plan to terminate our funded and supplemental defined benefit pension plans (see note 6).

On February 9, 2004, we issued, in a public offering, 4.0 million shares of common stock for proceeds of approximately $193.2 million ($48.30 per share).  We also granted to the underwriter an option to purchase 0.6 million shares of common stock to cover over-allotments.  The underwriter exercised this option, and we issued 0.6 million shares on February 23, 2004 for proceeds of approximately $29.0 million ($48.30 per share).  The offering was made under our effective shelf registration statement.  After issuance of these shares of common stock, availability under our effective shelf registration statement was approximately $457 million.

In March 2004, we purchased Providence Place, a regional retail center in Providence, Rhode Island.  We assumed mortgage debt with a face value of approximately $240 million and a payment in lieu of real estate taxes of approximately $47 million and paid $270 million to the seller, using the proceeds of the common stock offering discussed above and borrowings under our revolving credit facility.

In April 2004, we sold most of our interest in Westin New York, a hotel in New York City, for net proceeds of $15.8 million and recognized a gain of approximately $1.4 million (net of deferred income taxes of $0.8 million).

In 2000, we contributed our ownership interests in 37 buildings in two industrial parks to a joint venture in exchange for cash and a minority interest in the venture.  We also guaranteed $44 million of indebtedness of the venture and, because of the nature of our continuing involvement in the venture, deferred gains of approximately $14.4 million.  In June 2004, we redeemed our interest in the venture and terminated our guarantee of its indebtedness.  Accordingly, we recognized the previously deferred gain, net of deferred income taxes of approximately $1.7 million.

On August 19, 2004, we executed a definitive merger agreement with General Growth Properties, Inc. (“GGP”).  Under the terms of the agreement, which has been approved by each company’s Board of Directors, a subsidiary of GGP would be merged with and into Rouse, and Rouse would become a subsidiary of GGP and holders of Rouse common stock would receive $67.50 per share (reduced by reason of any extraordinary dividend described below).  The merger was approved by Rouse shareholders on November 9, 2004 and is expected to close in the fourth quarter of 2004.

One of the conditions for closing the merger is that we deliver to GGP an opinion of tax counsel acceptable to GGP with respect to our qualification as a REIT.  In preparing for the merger, we discovered that we may have non-REIT earnings and profits that we did not distribute to our shareholders.  These earnings and profits include non-REIT earnings and profits we would have been deemed to have inherited in 2001 if a tax election we made in 2001 with respect to one of our subsidiaries was not valid and would also include earnings and profits which may be attributed to certain intercompany transactions.  We believe that we had available various courses of action (including making additional distributions to our shareholders) that would enable us to satisfy certain tax law requirements applicable to REITs.  We believe. Based on advice from our outside legal counsel who assist us with REIT tax matters and our internal analysis, that paying additional distributions to our shareholders (which we refer to as extraordinary dividends) and making payments of additional tax, interest and penalties to the Internal Revenue Service ("IRS") was the most expedient courses of action.  On November 9, 2004, we entered into a closing agreement with the IRS to settle these matters and treat the payment of extraordinary dividends as satisfying our distribution requirements.  The amount of the extraordinary dividend will be approximately $238 million ($2.30 per share).   Additionally, we will pay approximately $23.1 million of interest and have paid a penalty of approximately $21.4 million to the IRS under the terms of the closing agreement ..  We also expect to pay an additional $8.5 million of income taxes, penalty and interest.  We recorded a liability of $52 million in the third quarter of 2004 related to taxes, interest and penalties and will record the interest applicable to the fourth quarter of 2004 in that period.

Under the terms of the merger agreement, the merger consideration will be reduced by any extraordinary dividend we pay on or prior to the merger.  If the extraordinary dividend were less than or equal to $2.42 per share, the merger consideration would be reduced by the amount of the extraordinary dividend.  If the extraordinary dividend were to exceed $2.42 per share, the merger consideration would be reduced by the amount of the extraordinary dividend plus 10% of the amount of the extraordinary dividend in excess of $2.42 per share.  We expect the extraordinary dividend to be approximately $2.30 per share, which would result in merger consideration of approximately $65.20.

On August 20, 2004, we funded an irrevocable trust for the participants in our nonqualified defined benefit supplemental pension plan and our nonqualified supplemental defined contribution plans with cash of approximately $27.2 million and the transfer of marketable securities valued at approximately $25.2 million.  On August 27, 2004, we received a favorable determination letter from the IRS approving the termination of our qualified defined benefit pension plan.  On October 4, 2004, we began distributing the plan’s assets to its beneficiaries and recording associated settlement losses.  We expect to make final distributions from the plan and to record total associated settlement losses of approximately $26 million the fourth quarter of 2004.  Concurrent with the first distributions from the qualified plan, we terminated our nonqualified defined benefit supplemental pension plan by merger into our nonqualified defined supplemental defined contribution plan and recognized a settlement loss of approximately $5.4 million in the fourth quarter of 2004.

(21)  New financial accounting standards

In June 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”).  SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred.  The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002.  Our adoption of SFAS 146 in January 2003 did not have a material effect on our results of operations or financial condition.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”).  FIN 45 elaborates on the disclosures required by a guarantor in its interim and annual financial statements about obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize liabilities for the fair values of obligations undertaken in guarantees issued or modified after December 31, 2002.  As of December 31, 2003, we had not entered into guarantees since January 1, 2003 that have had a material effect on our balance sheet, and the adoption of FIN 45 did not have a material effect on our financial position or results of operations.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS 148”).  SFAS 148 amends Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).  SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based compensation and requires disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.  We have adopted the disclosure provisions of SFAS 148.  We have not determined whether we will change to the fair value-based method of accounting for stock-based compensation and, if so, which of the alternative methods of transition we would adopt.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”).  FIN 46 addresses the consolidation of variable interest entities (“VIEs”) in which the equity investors lack one or more of the essential characteristics of a controlling financial interest or where the equity investment at risk is not sufficient for the entity to finance its activities without additional subordinated financial support.  In December 2003, the FASB issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”).  FIN 46R or FIN 46 applies in the fourth quarter of 2003 to all special purpose entities (“SPEs”) and to VIEs formed after January 31, 2003 and in the first quarter of 2004 to all other VIEs.  Application of FIN 46 in 2003 had no effect on our financial statements as we previously consolidated the SPE that issued our Parent Company-obligated mandatorily redeemable preferred securities and, at December 31, 2003, held no interests in other VIEs formed after January 31, 2003.  Based on our preliminary analysis, we do not anticipate that full application of FIN 46R in the first quarter of 2004 will have a material effect on our results of operations or financial condition.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”).  SFAS 149 was effective for contracts entered into or modified after June 30, 2003.  Implementation had no effect on our reported results of operations or financial position.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150,  “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”).  SFAS 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity.  It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).  In particular, it requires that mandatorily redeemable financial instruments be classified as liabilities and reported at fair value and that changes in their fair values be reported as interest cost.  SFAS 150 was effective for us as of July 1, 2003.  On October 29, 2003, the FASB indefinitely delayed the provision of the statement related to non-controlling interests in consolidated limited-life entities formed prior to November 5, 2003.  Based on the FASB’s deferral of this provision, adoption of SFAS 150 did not affect our financial statements.  We determined that several of our consolidated partnerships are limited-life entities.  We estimate the fair values of minority interests in these partnerships at December 31, 2003 aggregated approximately $56.6 million.  The aggregate carrying values of the minority interests were approximately $28.5 million at December 31, 2003.